UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Jefferies Group, Inc.

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Notice of Annual Meeting of Shareholders
Proxy Statement
Security Ownership Of Certain Beneficial Owners And Management
Election Of Directors
Information Concerning Nominees For Director And Executive Officers
Equity Compensation Plan Information
Corporate Governance
Compensation Discussion and Analysis
Summary Compensation Table
Grants of Plan Based Awards — 2006
Outstanding Equity Awards at Fiscal Year-End — 2006
Option Exercises and Stock Vested — 2006
Pension Benefits — 2006
Nonqualified Deferred Compensation — 2006
Potential Payments Upon Termination or Change in Control
Director Compensation
Section 16(a) Beneficial Ownership Reporting Compliance
Report Of The Compensation Committee
Report Of The Audit Committee
Information Regarding Auditors’ Fees
Transactions with Related Persons
Annual Report And Independent Auditors
Other Matters
Shareholder Proposals

JEFFERIES GROUP, INC.
520 Madison Avenue, 12th Floor
New York, New York 10022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Monday, May 21, 2007

Dear Shareholder:

You are invited to attend our Annual Meeting of Shareholders. The meeting will be held at our offices at 520 Madison Avenue, 12th Floor, New York, New York, 10022, on Monday, May 21, 2007, at 9:30 a.m. At the meeting, we will:

1. Elect seven directors to serve until our next Annual Meeting, and

2. Conduct any other business that properly comes before the meeting.

You are entitled to notice of the meeting and to vote at the meeting if you held our common stock at the close of business on April 2, 2007.

Even if you will not be able to attend, we have taken a number of steps to make it easy for you to vote. The enclosed proxy card contains instructions on how to vote by telephone, on the Internet or by mail. We urge you to vote early using one of these methods if you do not expect to attend. You can still attend the meeting and vote in person if you choose.

We have provided this Proxy Statement to provide background information for you to use when casting your vote. We hope you will find it informative.

For the Board of Directors,

Lloyd H. Feller
Secretary

April 10, 2007

JEFFERIES GROUP, INC.
520 Madison Avenue, 12th Floor
New York, New York 10022

April 10, 2007
PROXY STATEMENT

The Board of Directors of Jefferies Group, Inc. requests that each shareholder provide a proxy for use at our Annual Meeting of Shareholders. The meeting will be held at our principal executive offices at 520 Madison Avenue, 12th Floor, New York, New York, 10022, on Monday, May 21, 2007, at 9:30 a.m., local time. You are entitled to receive notice of the meeting and to vote at the meeting if you were a shareholder of record at the close of business on April 2, 2007. We are first mailing this Notice of Annual Meeting, Proxy Statement and proxy card to shareholders on or about April 10, 2007.

Eligible shareholders may vote by telephone, on the Internet, by mail or by attending the meeting and voting by ballot as described below. If you vote by telephone or on the Internet you do not need to return a proxy card. Telephone and Internet voting facilities will be available 24 hours a day, and will close at 11:59 p.m. on the night before the meeting, May 20, 2007. To vote by telephone, please call 1-800-PROXIES (1-800-776-9437). To vote on the Internet, go to www.voteproxy.com and follow the on-screen instructions. To vote by mail, simply mark the enclosed proxy, date and sign it, and return it to American Stock Transfer & Trust Company in the postage-paid envelope provided. If the envelope is missing, please mail the completed proxy card to us at:

Jefferies Group, Inc.
c/o American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219-9821

We will use any votes received by telephone, internet or mail at the annual meeting and any adjournment of the meeting if an adjournment is necessary. If you change your mind after voting by telephone or on the Internet, simply call the number again or return to the website again to change your vote. You may also revoke your vote, whether by telephone, internet or by mail, by (i) delivering a written notice of revocation to our Secretary on or before the closing of the polls at the meeting, (ii) delivering a new proxy card with a later date to our Secretary on or before the closing of the polls at the meeting, or (iii) attending the meeting and voting in person.

If you indicate how you would like your shares voted by returning a proxy card, voting by telephone or voting on the Internet, we will vote your shares at the meeting in accordance with your directions. If you do not indicate how you want your shares voted, but return a proxy card, your shares will be voted FOR the election of the seven nominees for Director whose names are listed in this Proxy Statement, and if any other matters are properly raised at the meeting, your shares will be voted as directed by Richard Handler, our Chief Executive Officer, or Brian P. Friedman, the Chairman of the Executive Committee of Jefferies & Company, Inc.

Each person we list in this Proxy Statement as a nominee for Director has agreed to serve if elected. Although we expect that all the nominees will be able to serve if elected, if a nominee becomes unable to serve between now and the meeting date, we will vote any shares for which we have received proxies in favor of a substitute nominee recommended by our Board of Directors.

We are paying for all costs associated with soliciting proxies from our shareholders. Although there are no formal agreements to do so, we will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxy materials and annual reports to our shareholders. In addition to solicitation by mail, our directors and officers may solicit proxies in person, by telephone, or by fax, but they will not receive special compensation for such solicitation.

On April 2, 2007, the record date for determining which shareholders are entitled to vote at the annual meeting, there were 124,238,242 shares of our Common Stock outstanding. We do not have cumulative voting, and there are no appraisal or dissenters rights associated with the matters we have scheduled for a vote at the meeting. Each share you hold on the record date will give you the right to one vote for each Director to be elected and one vote on each separate matter of business properly brought before the meeting.

The seven directors who receive the most votes from the shares properly voting at the meeting will be elected, even if one or more directors does not receive a majority of the votes cast. Withholding a vote for a particular Director will not count as a vote against that Director, since there is no minimum number of votes necessary to elect a Director. However, in accordance with our Board of Directors Corporate Governance Guidelines, any nominee for Director who receives a greater number of votes “withheld” from his election than votes “for” his election is required to promptly tender his resignation to the Chairman of the Board. The Corporate Governance and Nominating Committee will promptly consider the resignation and recommend to the Board whether to accept the tendered resignation or reject it in accordance with the Corporate Governance Guidelines.

Approval of other items at the meeting will require a YES vote from at least a majority of the shares present in person or represented by proxy that are entitled to vote on the subject matter at the meeting. Abstaining on a matter that requires a majority approval will have the effect of a vote against that matter.

If your shares are held in your broker’s name and you do not give your broker timely voting instructions on certain matters, the broker cannot vote your shares. Such a broker “non-vote” will have no effect on the election of directors or on the outcome of the vote on any other item properly raised at the meeting.

We have retained our transfer agent, American Stock Transfer & Trust Company, as independent inspector of election to receive and tabulate the votes. Our transfer agent will also certify the results and perform any other acts required by the Delaware General Corporation Law.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information regarding beneficial ownership of our common stock by

•	each person we know of who beneficially owns more than 5% of our common stock,

•	each of our directors,

•	each executive officer named in the Summary Compensation Table and

•	all directors and executive officers as a group.

The information set forth below is as of February 1, 2007, unless otherwise indicated. Information regarding shareholders other than directors, executive officers and employee benefit plans is based upon information contained in Schedules 13G filed with the Securities and Exchange Commission (“SEC”). The number of shares beneficially owned by each shareholder and the percentage of the outstanding common stock those shares represent include shares that may be acquired by that shareholder within 60 days through the exercise of any option, warrant or right, but do not take into consideration the potential application of Section 409A of the Internal Revenue Code (the “Code”) which in some cases could result in a delay of the distribution beyond 60 days. Unless otherwise indicated, the mailing address of the parties listed below is our principal business address and the parties have sole voting power and sole dispositive power over their shares.

	Shares of Common	Percentage of
	Stock Beneficially	Common Stock
Name and Address of Beneficial Owner	Owned	Beneficially Owned

Earnest Partners, LLC	11,882,544(1)	9.8%
1189 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309
Baron Capital Group, Inc.	10,930,731(2)	9.0%
767 Fifth Avenue New York, New York 10153
Jefferies Group, Inc. Employee Stock Ownership Plan	9,429,812(3)	7.7%
Richard B. Handler	9,217,975(4)	7.2%
Brian P. Friedman	1,861,793(5)	1.5%
Richard G. Dooley	347,992(6)	*
Joseph A. Schenk	323,540(7)	*
Frank J. Macchiarola	276,101(8)	*
Maxine Syrjamaki	299,022(9)	*
Lloyd H. Feller	208,419(10)	*
W. Patrick Campbell	75,397(11)	*
Robert Joyal	4,000(12)	*
Michael T. O’Kane	0(13)	*
All directors and executive officers as a group	12,614,239(14)	9.8%

*	The percentage of shares beneficially owned does not exceed one percent of the class.

(1)	The indicated interest was reported on a Schedule 13G filed with the SEC by Earnest Partners, LLC on February 8, 2007. In its Schedule 13G, Earnest Partners reported that as of December 31, 2006, it had sole voting power over 4,209,319 shares, shared voting power over 4,128,825 shares, sole dispositive power over 11,882,544 shares and shared dispositive power over no shares.

(2)	The indicated interest was reported on a Schedule 13G filed on February 14, 2007, with the SEC by Baron Capital Group, Inc. (“BCG”) on behalf of itself, BAMCO, Inc., Baron Capital Management, Inc. (“BCM”) and Ronald Baron. In its Schedule 13G, the reporting persons reported beneficial ownership as of December 31, 2006 as follows: BCG — 10,926,001 shares; BAMCO — 10,549,200 shares; BCM — 376,801 shares; and Ronald Baron — 10,930,731 shares. Only Ronald Baron reported any sole voting or dispositive power, in each case over 4,730 shares. The reporting persons reported shared voting power as follows: BCG —

10,081,601 shares; BAMCO — 9,741,600 shares, BCM — 340,001 shares; and Ronald Baron — 10,081,601 shares. The reporting persons also reported shared dispositive power as follows: BCG — 10,926,001 shares; BAMCO — 10,549,200 shares, BCM — 376,801 shares; and Ronald Baron — 10,926,001 shares.

(3)	Under the Jefferies Group, Inc. Employee Stock Ownership Plan (the “ESOP”), shares are allocated to accounts in the name of the individuals who participate in the ESOP. The voting rights for shares in each individual participant’s account are passed through to that participant. Because participants can vote shares in their ESOP accounts, but cannot sell them, participants in the ESOP have sole voting power and no dispositive power over shares allocated to their accounts. As of December 31, 2006, 9,429,812 shares were held in the ESOP Trust, of which 9,421,824 were allocated to the accounts of ESOP participants. The ESOP had sole voting power and sole dispositive power over 7,988 shares not allocated to participants accounts at December 31, 2006. Those shares allocated to the accounts of directors and executive officers are indicated on their respective entries in the table and are also included in the ESOP figure. Because of its role as trustee for the ESOP, Wells Fargo Bank, N.A. may also be deemed to have shared dispositive power over the shares held by the ESOP. The ESOP is directed by a committee which serves as its Plan Administrator. Our Board of Directors appoints the members of the committee, which currently consist of James R. McKenzie, Robert J. Welch, David J. Losito, Joshua L. Targoff and Richard B. Shane, Jr.. These individuals are each employees of Jefferies & Company, Inc., and each disclaim beneficial ownership of the shares held by the ESOP except those shares allocated to his ESOP account.

(4)	Assuming Mr. Handler’s continued employment with us through the expiration of all applicable vesting and deferral periods, Mr. Handler would beneficially own 11,728,881 shares (representing 9.63% of the currently outstanding class). The table above includes 833,960 shares subject to immediately exercisable options; 5,157,013 vested restricted stock units (“RSUs”) which Mr. Handler has a right to acquire within 60 days from February 1, 2007; 108,524 shares held under the ESOP; 231,751 RSUs resulting from dividend reinvestments which Mr. Handler has a right to acquire within 60 days from February 1, 2007; 1,985,799 shares which Mr. Handler has shared voting and dispositive power with his wife through a family trust; and 40 shares held in an account for the benefit of Mr. Handler’s immediate family. As of February 1, 2007, 1,233,264 shares beneficially owned by Mr. Handler were pledged to secure outstanding margin debits. The table above excludes 2,211,379 RSUs which do not represent a right to acquire shares within 60 days from February 1, 2007; 200 shares of restricted stock held by the trustee of our Employee Stock Purchase Plan (the “ESPP”) as to which Mr. Handler has neither voting nor dispositive power; and 253,846 share denominated deferrals under the DCP.

(5)	Assuming Mr. Friedman’s continued employment with us through the expiration of all applicable vesting and deferral periods, Mr. Friedman would beneficially own 3,520,546 shares (representing 2.89% of the currently outstanding class). The table above includes 1,040,000 shares which Mr. Friedman has a right to acquire within 60 days from February 1, 2007 in connection with the closing of Fund IV, as described in Certain Relationships and Related Transactions below as to which Mr. Friedman has sole voting and no dispositive power; 1,156 shares held under the ESOP; and 6,461 shares held by the Trustee of our profit sharing plan (the “PSP”). Participants in the PSP have sole voting power and limited dispositive power over shares allocated to their PSP accounts. The table above excludes 1,280,859 unvested RSUs which do not represent a right to acquire shares within 60 days from February 1, 2007; 30,875 RSUs resulting from dividend reinvestments on vested RSUs which Mr. Friedman does not have a right to acquire within 60 days from February 1, 2007; and 21,032 share denominated deferrals under the DCP.

(6)	Assuming the expiration of all applicable vesting and deferral periods, Mr. Dooley would beneficially own 490,882 shares (representing less than 1% of the currently outstanding class). The table above includes 59,716 shares subject to immediately exercisable options and 2,918 shares of restricted stock held under our Director Stock Compensation Plan (the “DSCP”) as to which Mr. Dooley has sole voting and no dispositive power. The table above excludes 142,890 stock units held under our DSCP, which do not represent a right to acquire shares within 60 days after February 1, 2007.

(7)	Assuming Mr. Schenk’s continued employment with us through the expiration of all applicable vesting and deferral periods, Mr. Schenk would beneficially own 632,261 shares (representing less than 1% of the currently outstanding class). The table above includes 152,885 vested RSUs which Mr. Schenk has a right to acquire within 60 days after February 1, 2007; 7,746 shares resulting from dividend reinvestments on RSUs which represent a right to acquire within 60 days from February 1, 2007; 3,717 shares held under the ESOP; 21,902 shares held under the PSP; 776 shares as to which Mr. Schenk has voting but no dispositive power; and 120 shares held in accounts for the benefit of Mr. Schenk’s immediate family. As of February 1, 2007, 136,981 shares beneficially owned by Mr. Schenk were pledged to secure outstanding margin debits. The table above excludes 135,320 unvested RSUs which do not represent a right to acquire within 60 days from February 1, 2007; 55 deferred shares of restricted stock held by the trustee of the ESPP as to which Mr. Schenk has neither voting nor dispositive power; and 98,993 share denominated deferrals under the DCP.

(8)	Assuming the expiration of all applicable vesting and deferral periods, Mr. Macchiarola would beneficially own 368,999 shares (representing less than 1% of the currently outstanding class). The table above includes 98,868 shares subject to immediately exercisable options and 4,604 unvested restricted shares under the DSCP as to which Mr. Macchiarola has sole voting and no dispositive power. The table above excludes 92,898 deferred shares held under the DSCP, which Mr. Macchiarola does not have a right to acquire within 60 days after February 1, 2007.

(9)	Assuming Ms. Syrjamaki’s continued employment with us through the expiration of all applicable vesting and deferral periods, Ms. Syrjamaki would beneficially own 317,134 shares (representing less than 1% of the currently outstanding class). The table above includes 7,054 shares of restricted stock as to which Ms. Syrjamaki has voting but no dispositive power; 1,264 shares subject to immediately exercisable options; 158,009 shares held under the ESOP; and 57,892 shares under the PSP. The table above excludes 5,034 unvested RSUs which do not represent a right to acquire within 60 days from February 1, 2007; 1,878 vested RSUs which do not represent a right to acquire within 60 days from February 1, 2007; and 11,200 share denominated deferrals under the DCP.

(10)	Assuming Mr. Feller’s continued employment with us through the expiration of all applicable vesting and deferral periods, Mr. Feller would beneficially own 256,817 shares (representing less than 1% of the currently outstanding class). The table above includes 20,000 shares of unvested restricted stock as to which Mr. Feller has sole voting and no dispositive power; and 100,000 shares subject to immediately exercisable options. The table above excludes 29,234 unvested RSUs, 19,164 share denominated deferrals under the DCP and 539 shares held under the ESOP.

(11)	Assuming the expiration or termination of all applicable vesting and deferral periods, Mr. Campbell would beneficially own 104,089 shares (representing less than 1% of the currently outstanding class). The table above includes 56,568 shares subject to immediately exercisable options and 7,999 shares of restricted stock under the DSCP as to which Mr. Campbell has voting but no dispositive power. The table above excludes 28,692 deferred shares under the DSCP which Mr. Campbell does not have a right to acquire within 60 days from February 1, 2007.

(12)	Assuming the expiration or termination of all applicable vesting and deferral periods, Mr. Joyal would beneficially own 7,440 shares (representing less than 1% of the currently outstanding class). The table above excludes 3,440 deferred shares under the DSCP which do not represent a right to acquire shares within 60 days from February 1, 2007.

(13)	Assuming the expiration or termination of all applicable vesting and deferral periods, Mr. O’Kane would beneficially own 4,057 shares (representing less than 1% of the currently outstanding class). The table above excludes 4,057 deferred shares under the DSCP which do not represent a right to acquire shares within 60 days from February 1, 2007.

(14)	Includes 1,150,376 shares subject to immediately exercisable options; 5,404,095 vested RSUs which employees have a right to acquire within 60 days from February 1, 2007; 271,202 shares representing dividend reinvestments on RSUs which may be acquired within 60 days from February 1, 2007; 1,040,000 shares of restricted stock which may be acquired within 60 days from February 1, 2007 as to which employees have sole voting and no dispositive power; 271,946 shares held under the ESOP; and 86,256 shares under the PSP for the listed directors and executive officers as a group. Assuming the expiration of all applicable vesting and deferral periods, the directors and named executive officers as a group would beneficially own 17,431,104 shares (representing 14.32% of the currently outstanding class).

Election Of Directors

Under our By-Laws, the Board of Directors may determine its own size so long as it remains not less than five nor more than seventeen directors. Our Board currently consists of seven members, and has proposed the election of seven directors again at this year’s Annual Meeting. The directors elected at this Annual Meeting will serve a term that lasts until the directors elected at next year’s Annual Meeting of Shareholders assume their duties.

Information Concerning Nominees For Director And Executive Officers

Nominees

The following information relates to the nominees for election as directors:

Richard B. Handler, 45, a nominee, has been our Chairman since February 2002, and our Chief Executive Officer since January 2001. Mr. Handler has also served as Chief Executive Officer of Jefferies & Company, Inc., our principal operating subsidiary (“Jefferies”) since January 2001, and as Co-President and Co-Chief Operating Officer of both companies during 2000. Mr. Handler was first elected to our Board in May 1998. He was Managing Director of High Yield Capital Markets at Jefferies from May 1993 until February 2000, after co-founding that group as an Executive Vice President in April 1990. Mr. Handler has also been the President and Chief Executive Officer of the Jefferies Partners Opportunity family of funds and is Chief Executive Officer of their newly formed successor entities, Jefferies High Yield Trading, LLC and Jefferies High Yield Holdings, LLC. He is also Chairman and Chief Executive Officer of the Handler Family Foundation, a non-profit foundation working primarily with underprivileged children. Mr. Handler received an MBA from Stanford University in 1987 and a BA in Economics from the University of Rochester in 1983 where he also serves on the Board of Trustees and is Chairman Elect of the school’s Finance Committee.

Brian P. Friedman, age 51, a nominee, has been one of our directors since July 2005, and has been Chairman of the Executive Committee of Jefferies since 2002. Since 1997, Mr. Friedman has also been President of Jefferies Capital Partners, (formerly known as FS Private Investments). Mr. Friedman splits his time between his role with us and his position with Jefferies Capital Partners. Mr. Friedman was previously employed by Furman Selz LLC, including serving as Head of Investment Banking for seven years. Prior to his 17 years with Furman Selz and its successors, Mr. Friedman was an attorney with the New York City law firm of Wachtell Lipton Rosen & Katz. As a result of his management of various private equity funds and the significant equity positions those funds hold in their portfolio companies, Mr. Friedman serves on several boards of directors of private portfolio companies, and has served on the Board of the general partner of one public portfolio company, K-Sea Transportation L.P., since 2004.

W. Patrick Campbell, age 61, a nominee, has been one of our directors since January 2000. Mr. Campbell was Chairman and Chief Executive Officer of Magex Limited from August 2000 through April 2002 and is currently an independent consultant in the media and telecom field. From 1994 until October 1999, Mr. Campbell was Executive Vice President of Corporate Strategy and Business Development at Ameritech Corp. where he was a member of the Management Committee and directed all corporate strategy and merger and acquisition activity. From 1989 to 1994, Mr. Campbell served as President and Chief Executive Officer of Columbia TriStar Home Video, a Sony Pictures Entertainment Company, and has previously been President of RCA/Columbia Pictures International Video. Mr. Campbell has also been a director of Black & Veatch since November 1999. Mr. Campbell is Chairman of our Audit Committee, and a member of our Compensation Committee and Corporate Governance and Nominating Committee.

Richard G. Dooley, age 77, a nominee, has been one of our directors since November 1993. From 1978 until his retirement in June 1993, Mr. Dooley was Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company (“Mass Mutual”). Mr. Dooley was a consultant to Mass Mutual from 1993 to 2003. Mr. Dooley has been a director of Kimco Realty Corporation since 1990 and is a member of its Compensation Committee. Mr. Dooley is Chairman of our Compensation Committee and a member of our Audit Committee and Corporate Governance and Nominating Committee.

Robert E. Joyal, age 62, a nominee, has been a director since January 2006. Previously, Mr. Joyal was the President of Babson Capital Management LLC, an investment management firm, a position that he held from 2001 until his retirement in June 2003. Mr. Joyal served as Managing Director of Babson from 2000 to 2001. He also served as Executive Director (1997-1999) and Vice President and Managing Director (1987-1997) of the Massachusetts Mutual Life Insurance Company. Mr. Joyal is a trustee of various Investment Companies sponsored by the Massachusetts Mutual Financial Group and various private equity and mezzanine funds sponsored by First Israel Mezzanine Investors. Mr. Joyal is also a director of Pemco Aviation Group, Inc. (Aircraft Maintenance and Overhaul). Mr. Joyal is a member of our Corporate Governance and Nominating Committee, our Audit Committee and our Compensation Committee.

Frank J. Macchiarola, age 65, a nominee, has been one of our directors since August 1991. He is currently the President of St. Francis College, where he has served in that capacity since July 1996. He also serves as special counsel to the law firm of Tannenbaum, Halpern, Syracuse & Hirschtritt, LLP. Previously, Mr. Macchiarola was a Professor of Law and Political Science and the Dean of the Benjamin N. Cardozo School of Law at Yeshiva University in New York City from 1991 to 1996, Professor of Business in the Graduate School of Business at Columbia University from 1987 to 1991, and President and Chief Executive Officer of the New York City Partnership, Inc. from 1983 to 1987. Prior to 1985, Mr. Macchiarola was a faculty member at the City University of New York and Chancellor of the New York City Public School System. Mr. Macchiarola has been a Trustee of the Manville Personal Injury Trust since 1991. Mr. Macchiarola is Chairman of our Corporate Governance and Nominating Committee and a member of our Audit Committee and Compensation Committee.

Michael T. O’Kane, age 61, a nominee, has been a Director since May 2006. From 1986 through 2004, Mr. O’Kane served in various capacities for TIAA-CREF, first as a Managing Director — Private Placements from 1986 through 1990, then as Managing Director — Structured Finance from 1990 through 1996 and finally as Senior Managing Director — Securities Division from 1986 through 2004, when he was responsible for approximately $120 billion of fixed income and $3.5 billion of private equity assets under management. Since August 2005, Mr. O’Kane has also served on the Board of Directors and on the Audit and Finance Committee of Assured Guaranty, Ltd. Mr. O’Kane has also served as a director of Scholarship America since 2003. Mr. O’Kane is a member of our Corporate Governance and Nominating Committee, our Audit Committee and our Compensation Committee.

Other Executive Officers

Our Executive Officers are appointed by the Board of Directors and serve at the discretion of the Board. Other than Messrs. Handler and Friedman, for whom information is provided above, the following sets forth information as to the Executive Officers:

Joseph A. Schenk, age 48, has been our Chief Financial Officer and Executive Vice President since January 2000, Executive Vice President of Jefferies since January 2000, and was a Senior Vice President, Corporate Services, of Jefferies from September 1997 through December 1999. From January 1996 through September 1997, Mr. Schenk was Chief Financial Officer and Treasurer of Tel-Save Holdings, Inc., now Talk America Holdings, Inc. From September 1993 to January 1996, Mr. Schenk was Vice President, Capital Markets Group, with Jefferies.

Lloyd H. Feller, 64, has been our Executive Vice President, General Counsel and Secretary since December 2002. Mr. Feller was a Senior Vice President, Secretary and General Counsel of SoundView Technology Group, Inc. from 1999 to December 2002. Prior to joining SoundView’s predecessor, Wit Capital Group Inc., in 1999, Mr. Feller was a partner at Morgan Lewis & Bockius LLP, where he was the leader of that firm’s securities regulation practice group. Before joining Morgan Lewis in 1979, Mr. Feller worked at the SEC as the Associate Director of the Division of Market Regulation, a position in which he was in charge of the Office of Market Structure and Trading Practices.

Maxine Syrjamaki, 62, has been our Controller since May 1987, an Executive Vice President of Jefferies since November 1986, and Chief Financial Officer of Jefferies since September 1984. Ms. Syrjamaki was also Chief Financial Officer of Bonds Direct Securities LLC from 2001 through 2004. Prior to joining Jefferies in 1983, Ms. Syrjamaki was a C.P.A. in the audit group of Peat Marwick (now KPMG) specializing in financial institutions. Ms. Syrjamaki has informed our management that she intends to retire within the year. The details of her retirement are being discussed with management and she has agreed to continue in her roles until a successor is appointed and thereafter will assist in an orderly transition.

Equity Compensation Plan Information

The following table provides information regarding our compensation plans (other than certain tax qualified plans, such as our 401(k) and ESOP), under which our equity securities were authorized for issuance as of December 31, 2006.

Number of Securities
	Number of Securities	Weighted-Average	Remaining Available for
	to be Issued Upon	Exercise Price of	Future Issuance Under
	Exercise of Outstanding	Outstanding	Equity Compensation Plans
	Options, Warrants and	Options, Warrants	(Excluding Securities
	Rights	and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	17,611,510	$11.02	30,068,655
Equity compensation plans not approved by security holders	—	—	—
Total	17,611,510	$11.02	30,068,655

(1)	The weighted average exercise price of outstanding options, warrants and rights is calculated based solely on those awards that have a specified exercise price. If outstanding RSUs and similar rights were included, and deemed to have an exercise price of zero, the weighted average exercise price for plans approved by security holders would be $.75.

(2)	Of the shares remaining available for future issuance, as of December 31, 2006, the numbers of shares that may be issued as restricted stock, RSUs or deferred stock were as follows: 17,942,887 shares under the 2003 Incentive Compensation Plan (the “2003 Plan”) for general use; 10,452,754 shares under the 2003 Plan designated for use under the DCP; and 6,324 shares reserved for issuance exclusively under the DSCP. These plans also authorize the grant of options and other types of equity awards. The number of shares available for future grants under the 2003 Plan changes pursuant to a formula set forth in the plan. The formula establishes that the number of shares available for grant under the plan shall be equal to 30% of the total number of shares outstanding immediately prior to the grant, less shares subject to outstanding awards under the 2003 Plan and the 1999 Incentive Compensation Plan. For this purpose, an option is “outstanding” until it is exercised and any other award is “outstanding” in the calendar year in which it is granted and for so long thereafter as it remains subject to any vesting condition requiring continued employment. A maximum of 16,000,000 shares are reserved for restricted stock units and options under the DCP. Restricted stock equivalent units will be credited with dividend equivalents on the last day of each quarter, which will be converted into additional stock units in accordance with the terms of the DCP. The number of shares remaining available under the 2003 Plan, and outstanding restricted stock units, options, and other share based awards, and the terms thereof, are subject to equitable adjustment by the Compensation Committee in the event of certain extraordinary corporate events.

Corporate Governance

The Board of Directors is responsible for supervision of our business. During 2006, the Board held six regular meetings and four special meetings. To assist it in carrying out its duties, the Board has three committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each incumbent member of the Board of Directors attended at least 90% of the 2006 meetings of the Board of Directors and its committees that he was required to attend. Though we do not have a policy regarding attendance by directors at the Annual Meeting of Shareholders, three of the seven directors attended the Annual Meeting of Shareholders in 2006.

The Board has adopted Corporate Governance Guidelines that contain categorical standards for the determination of director independence, which are available to the public through the Jefferies website at www.jefferies.com. The Board has determined that directors who comply with the standards in the Corporate

Governance Guidelines have no material relationship with us as required by New York Stock Exchange Rules. The Board has noted relationships by and among its Board members and nominees that may give rise to conflicts, in particular, that Mr. Campbell also serves on the Compensation Committee of Black & Veatch, Mr. Dooley also serves on the Compensation Committee of Kimco Realty Corp. and Mr. Dooley was an associate of Mr. Joyal prior to Mr. Dooley’s retirement from Mass Mutual. The Board has determined that these facts do not impair the independence of these directors or lessen their qualifications to serve on the Board or any committees. The Board has determined that Messrs. Campbell, Dooley, Joyal, Macchiarola and O’Kane each meet the independence standards as set forth in the Corporate Governance Guidelines and is a “Financial Expert” as defined by applicable New York Stock Exchange and SEC rules.

The current Audit Committee members are W. Patrick Campbell, Chairman, Richard G. Dooley, Robert E. Joyal, Frank J. Macchiarola and Michael T. O’Kane. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of our financial statements, (2) our independent auditor’s qualifications and independence, (3) the performance of our internal audit function and independent auditors, and (4) our compliance with legal and regulatory requirements. The Audit Committee has adopted a written charter which is available on our website as described below. During 2006, there were nine meetings of the Audit Committee.

The current Compensation Committee members are Richard G. Dooley, Chairman, W. Patrick Campbell, Robert E. Joyal, Frank J. Macchiarola and Michael T. O’Kane. The Compensation Committee is appointed by the Board to (1) advise senior management on the administration of our compensation programs, (2) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation, (3) make recommendations to the board with respect to non-CEO executive officer compensation, and incentive-compensation and equity-based plans that are subject to board approval; and (4) produce a compensation committee report on executive compensation required by the rules and regulations of the SEC. The Compensation Committee has the sole authority to select, retain and terminate a compensation consultant and to approve the consultant’s fees and other retention terms. In 2006, the Committee retained Mercer Human Resource Consulting. The Compensation Committee has adopted a written charter which is available on our website as described below. During 2006, there were eight meetings of the Compensation Committee.

The current Corporate Governance and Nominating Committee members are Frank J. Macchiarola, Chairman, W. Patrick Campbell, Richard G. Dooley, Robert E. Joyal and Michael T. O’Kane. The Corporate Governance and Nominating Committee (1) identifies individuals to the Board who are qualified to become board members consistent with criteria approved by the board, (2) recommends individuals to the Board for nomination as members of the Board and its committees, (3) develops and recommends to the Board a set of corporate governance principles applicable to the corporation, and (4) oversees the evaluation of the board and management. In nominating candidates, the Committee takes into consideration such factors as it deems appropriate, which may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. In addition to candidates proposed by management, the Committee may consider candidates proposed by shareholders, but is not required to do so. To suggest a nominee, address your correspondence to Lloyd H. Feller, our corporate Secretary, at our address listed at the top of the front page of this Proxy Statement. The Corporate Governance and Nominating Committee has adopted a written charter which is available on our website as described below. During 2006, there were three meetings of the Corporate Governance and Nominating Committee.

The non-management directors of the Board of Directors meet in executive session at each meeting of the Board of Directors. These executive sessions are led by the chairman of the Audit, Compensation or Corporate Governance and Nominating Committee on a rotating basis. The non-management directors have the authority to retain outside consultants and to schedule additional meetings.

Important documents related to our corporate governance are posted on our website at http://www.jefferies.com/ and may be viewed by following the “Shareholders” link near the middle of the screen and then the “Corporate Governance” link in the menu that follows. Documents posted include our Code of Ethics, Corporate Governance Guidelines and the Charters for each of the board committees mentioned above, which may be accessed directly at

http://www.jefferies.com/charters/. We will also provide you with any of these documents in print upon request without charge. You may direct your request to Investor Relations, Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, NY 10022, or by calling 203-708-5975 or sending an email to info@jefferies.com.

We have established a process by which shareholders and other interested parties can contact our Board of Directors, the non-management directors as a group, or a committee of the Board of Directors. To contact our Board, you can send an email to Lloyd H. Feller, our General Counsel, at lfeller@jefferies.com, or write to: Lloyd H. Feller, Executive Vice President and General Counsel, Jefferies Group, Inc., 520 Madison Avenue, 12th Floor, New York, NY, 10022. To contact our non-management directors as a group, a committee of the Board of Directors directly, or the chairman of the next executive session of the non-management directors, write to the party you wish to contact, c/o the General Counsel’s Office, Attention: Corporate Secretary, Jefferies Group, Inc. 520 Madison Avenue, 12th Floor, New York, NY, 10022.

Compensation Discussion and Analysis

This section provides a narrative discussion of our objectives when compensating the named executive officers, and the policies we have implemented to achieve those objectives. It also outlines what the compensation program is designed to reward, each element of compensation, why we chose to pay each element, how we determined the amount we would pay, and how each compensation element fits into our overall compensation objectives. Although we include examples in this discussion to illustrate how our policies have been implemented, you should also refer to the tables following this discussion for specific disclosures about the compensation of each named executive officer. The specific disclosures in the tables and the narrative following the tables together with this general discussion of objectives and policies should provide you with a complete picture of how we approach and implement compensation for our named executive officers.

Objectives of our Compensation Programs

Our compensation policies, plans and programs for executive officers are intended to meet three key objectives:

•	Provide competitive levels of compensation in order to attract and retain talented executives and firm leaders.

•	Encourage long-term service and loyalty.

•	Provide compensation that is perceived as fair in comparison to other companies, within the Company, and consistent with employee contributions to the Company.

Certain components of our compensation programs are targeted to help us achieve one of those objectives, and other components help us achieve multiple objectives simultaneously.

Attract and Retain Talented Employees

The Company is engaged in a highly competitive service business, and its success depends on the leadership of senior executives and the talent of its key employees. In order to attract and retain highly capable individuals, we need to ensure that our compensation program provides competitive levels of compensation. Therefore, we review information concerning compensation paid to executive officers of companies with comparable businesses, including how executive compensation correlates to performance and how our performance compares to those competitors. To be consistent over time, we have used a “peer group” of public companies based on comparable business activities and competition for clients and executive talent. We identified the peer group in 2000 and have made adjustments to the group each year to adjust for consolidations and other changes in the marketplace. We also considered size of the companies in selecting this group, but found it necessary to include companies that range broadly in size in order to have a group that met our other criteria.

In 2006, we reconsidered our peer group, first by examining a group of companies whose businesses were relatively similar to ours, including: Morgan Stanley, Goldman Sachs, Merrill Lynch, Lehman Brothers, Bear Stearns, Friedman Billings Ramsey, Raymond James, A.G. Edwards, Piper Jaffray, Lazard and Greenhill. We then examined a narrower, select group of companies whose businesses and headquarters location were most comparable to ours, regardless of size differences, including: Morgan Stanley, Goldman Sachs, Merrill Lynch, Lehman Brothers, Bear Stearns, Lazard and Greenhill.

We used these examinations to provide general guidance in our decision making for 2006, particularly regarding levels of total direct compensation for the CEO and the Chairman of the Executive Committee, who performs many of the functions that a President would in other comparable firms and was compared to the second highest executive at those firms. We referred to these examinations when evaluating the appropriate levels for individual components of their direct compensation (salary, bonus, and long-term awards), and the upward and downward variability in short-term incentives based on specific measures of performance. We do not target an executive officer’s total direct compensation to a precise level or percentile of the average compensation payable to peer group executives, but in 2006 our Compensation Committee used the 75th percentile of our select group of direct business competitors as a point of reference when determining total compensation for our CEO. For the remaining executive officers, peer-group information provides context for our decisions on compensation and performance, particularly with respect to competitiveness of our program. We also consider the peer group information to identify compensation trends in the industry. We believe this non-formulaic approach is appropriate in view of the fact that the Company is a unique organization, with few, if any, true “peers” in the industry.

Encourage Long-Term Service and Loyalty

We encourage long-term service and loyalty to the Company by fostering an employee ownership culture. We are proud of the large percentage of the Company’s common stock that is owned by our employees and executives. This ownership encourages our employees and executives to act in the best long-term interest of the Company, and is enhanced through the use of long term restrictions on vesting. We have not adopted ownership stock guidelines for executives due to their historically large relative stock ownership and our strong culture of stock ownership. These restrictions encourage employees to take a multi- year perspective, rather than a short term perspective, on the Company’s health and opportunities. Consistent with this approach, our practice has been to target the mix of types of compensation for our CEO at between 35% and 50% in some form of equity or equity linked compensation. In fact, for the past five years, an aggregate of 78% of our CEO’s total direct compensation has been in the form of equity (for this purpose we have valued the equity at its fair market value on the date of grant). Similarly, for 2005 (the year Mr. Friedman became a director and executive officer) and 2006, 97% of the total direct compensation from the Company to our Chairman of the Executive Committee has been in the form of equity.

Relative Fairness

Our industry is highly competitive and we believe our continued success depends on our continued focus on rewarding personal productivity and fostering a results oriented environment. We take this approach both for our producers and executives whenever possible. Unlike some of the companies in our industry, our two most senior executives have roles that blend both management and production responsibilities. In setting their compensation, the Compensation Committee considered not only the general guidance provided by the peer group information, but the opportunities those individuals would have if they chose to focus entirely on their production abilities. Part of what makes us unique is our entrepreneurial culture that is driven by highly talented and productive individuals. In our industry, the level of compensation of high-performing producers is generally high, regardless of executive duties. As a result, one of our compensation objectives is to maintain relative fairness in the compensation of these individuals, both in comparison with other producers within the Company and in comparison with other high-performing producers in our industry. Our approach has been to maintain the compensation opportunities of executives who also are key producers, but to tie these opportunities to the performance of the Company as a whole.

Our Compensation Committee looks to the recommendations of our CEO and Chairman of the Executive Committee in setting the compensation for the other named executive officers.

What Our Compensation Program is Designed to Reward

By linking compensation opportunities to performance of the Company as a whole, we believe our compensation program encourages and rewards:

•	Executive efforts at enhancing firm-wide productivity and profitability, and

•	Entrepreneurial behavior, in which executives and employees are shareholders and act to maximize long-term equity value in the interest of all shareholders.

Consistent with rewarding these specific activities, we have fashioned our policies to reward productivity and profitability of our executive officers in a performance based environment much the same way we approach other employees responsible for the generation of revenue throughout the firm, and we expect our executives to set the example for these revenue producers throughout the firm. We accomplish these objectives by providing both annual cash bonuses based on performance and awards of long term equity-based compensation.

With respect to the annual performance based component of compensation, we established formulas for payment of annual bonuses to executive officers by a date early in 2006, so that the performance goals and potential rewards could positively influence executives during the year and in order to comply with Code Section 162(m). These formulas, which were part of all of the named executive officers’ compensation packages in 2006 with the exception of the Controller, provided for no annual bonus if threshold levels of performance were not achieved (except for guaranteed minimum bonuses for the two Executive Vice Presidents), a targeted amount of annual bonus for achievement of target performance, and greater- or less-than target payouts for performance that exceeded or fell short of the specified target levels, up to a specified maximum payout. For 2006 the annual bonus incentives for the named executive officers other than the Controller, were to be earned based on earnings per share (55% weighting), return on equity (40% weighting) and pre-tax profit margin performance (5% weighting). We believe the targets we set were substantially uncertain at the time they were established and were set at levels that would make target performance attainable only with continued high level performance, and above target payouts attainable only through significant effort and exemplary performance. These performance goals were intended to motivate and reward our executives for achieving pre-determined goals with respect to earnings per share, return on average equity and pre-tax profit margin, and to provide equity-based compensation that would closely align their interests with those of shareholders. The precise performance goals for 2006, and corresponding payout levels, are explained in the textual discussion following the “Grants of Plan-Based Awards — 2006” table below.

Consistent with our desire to motivate Mr. Handler toward enhancing firm-wide productivity and encouraging entrepreneurial behavior, we intended that his compensation would be generally competitive with that of chief executive officers of other comparable companies in the securities industry, with a large percentage of his cash compensation based upon achievement of objective performance goals. As discussed above, the level of Mr. Handler’s compensation also reflects his significant direct contributions to the operating results of the Company, particularly with respect to the High Yield Division, investment banking work, and management of the Jefferies Partners Opportunity Funds and Jefferies Employees Opportunity Fund (discussed in “Transactions with Related Person” below), in addition to his duties as CEO. Mr. Handler does not receive compensation for services to the High Yield Division or those funds apart from his compensation from us generally as described in the Summary Compensation Tables and other tables below. Since he assumed the duties of CEO, we have tied his bonus compensation solely to performance of the Company as a whole, and sought to focus his efforts on creating long-term shareholder value through an emphasis on restricted stock awards.

Similarly, we established Mr. Friedman’s compensation opportunities in a manner we believed would motivate him toward maximizing firm wide results. We based Mr. Friedman’s compensation opportunity on the performance of the Company as a whole, but we considered his responsibilities overseeing and compensation from the Jefferies Capital Partners funds and investments and his compensation opportunities as a fund manager, when establishing the level of compensation we would pay him. We also received guidance from Mercer on executive compensation in our industry for comparable positions and received recommendations from them on Mr. Friedman’s salary and compensation structure. See the “Transactions with Related Persons” section below.

For the two executive vice presidents, our use of a guaranteed bonus is partially a continuation of their originally negotiated terms of employment and partially in recognition that a component of their functions was to manage risk and their entire compensation arrangements should not be directed toward enhanced profitability. However, a significant component of their compensation was based on the same performance goals, including thresholds, targets and maximum performance levels used for the CEO and Chairman of the Executive Committee to ensure that firm-wide productivity was always a motivating factor in their performance. With respect to the Controller, we utilized a combination of discretionary cash bonuses and long-term equity compensation designed to reward her continued diligence in protecting the integrity of our financial reporting, cash management and accounting department.

For all of the named executive officers, our commitment to long-term equity compensation encourages ownership of a significant equity stake in the Company, which we believe is important to promoting a culture of entrepreneurship. Consistent with this, we have implemented a program permitting employees and executive officers to defer settlement of equity awards, including restricted stock units. Deferrals of restricted stock units enable the employee to specify that shares will be delivered in settlement at a date later than the date the risk of forfeiture will lapse. The cost of such a program to the Company results mainly from deferring the time at which tax deductions for the equity compensation may be claimed.

Elements of Compensation

In this section we discuss each element of our compensation program, why we choose to pay each element, and how we determine the amount of each element to pay. Our annual compensation program generally consists of the following elements which make up our executives’ total direct compensation:

•	base salary

•	annual and/or quarterly bonus

•	long-term awards

•	other benefits

We also provide medical, dental and other similar benefits to executives and other employees that are not part of what we consider direct compensation, and are not included in the tabular disclosures. We believe providing these benefits furthers our compensation objectives. We intend these benefits to be generally competitive, but our evaluation of these benefits is separate from our decisions on total direct compensation. Our executives participate in these benefit programs on the same basis as all our other employees.

Our Compensation Committee acts on behalf of the Board of Directors and represents the shareholders to advise senior management in the administration of the compensation program for the named executive officers generally, and plays a greater role in the administration of the program as it relates to our CEO and Chairman of the Executive Committee. Our Committee operates under a charter adopted by the Board of Directors, which delegates authority to the Committee and provides for its governance.

Our Compensation Committee makes decisions on the amount of executive compensation to pay by focusing on total direct compensation for a given year, which includes the sum of all annual base salary, bonuses and long-term compensation. The Committee considered the views of the CEO and Chairman of the Executive Committee in setting the elements and amounts of their own compensation, and received significant input from the CEO in determining the bonus formulas for executive officers other than the CEO.

Base Salary

We pay our named executive officers a base salary in order to provide them a predictable level of income and enable the executive to meet living expenses and financial commitments. We view base salary as a way to provide a non-performance based element of compensation that is certain and predictable. Though we make our decisions on executive compensation focusing on total direct compensation for a given year including base salary, quarterly bonus and/or annual bonus and long-term awards, we are sensitive to the needs of our executives for a certain level of compensation stability. The base salaries we have established for the named executive officers reflects our understanding of the trade-off that exists between aligning the interests of the named executive officers as closely as possible with those of the Company’s shareholders and our desire to avoid exposing them to compensation risk. We believe the base salary levels we have established strike the proper balance and that providing a predictable base salary is essential to attract and retain talented executives and provide a compensation package that is perceived as fair, in comparison to other companies and within the Company.

With respect to the base salary paid to executives, our Compensation Committee’s determination of the appropriate level of base salary is subjective and not formulaic. We set the salary for the Chairman of the Executive Committee at 50% of the salary of the CEO. We increased the Executive Vice President, General Counsel and Secretary’s salary in connection with our review of compensation for those positions. We also consider the impact of Code Section 162(m) when determining the base salary for all of our executives, and have limited our CEO’s salary so that it does not exceed the level permitted under Section 162(m) for full deductibility of non-performance based compensation.

Bonuses

We use annual bonuses as our primary tool for encouraging executives to maximize short-term productivity and profitability. Annual incentive awards provide executives with an incentive to focus on aspects of Company performance that we believe are key to its success. Accordingly, we determine bonuses in whole or in part by reference to, for certain executives, earnings per share, return on equity, and pre-tax profit margin. These financial measures are calculated using our consolidated financial results, adjusted to add back the negative effect of extraordinary transactions (e.g. mergers, acquisitions, or divestitures), if any. During 2006, we offered the named executives the ability to receive a portion of their annual bonus in quarterly payments starting with the period ending June 30, 2006 and the Compensation Committee certified whether performance objectives were met on a quarterly basis. However, we paid only one quarterly bonus during 2006, to the CFO after the end of the third quarter, and have eliminated the quarterly bonus program for 2007. The Compensation Committee certified the full fiscal year performance objectives in January of 2007 and at that time awarded Mr. Handler $3,954,000 of his non-equity incentive plan compensation in the form of restricted stock and awarded Mr. Friedman $3,954,000, or all of his non-equity incentive plan compensation, in the form of restricted stock units.

Our Compensation Committee generally determines the targets for payment of annual and quarterly bonuses to executive officers by a date early in the calendar year, so that the performance goals and potential rewards can positively influence executives during the year and meet the requirements of Code Section 162(m). These formula determinations are subjective and the Compensation Committee reserves the right to adjust bonus amounts downward, in its discretion. In 2006, the Committee exercised this discretion with respect to the CFO and reduced the bonus he would have been entitled to receive based on application of these formulas to our actual performance. These formulas are set, taking into account other components of compensation, with a view to providing a compensation opportunity that is competitive and comparable to our established levels of recent compensation for similar performance results. When setting the threshold, target and maximum performance goals and payouts early in the calendar year, we take into account the current business conditions we face and our budgets for the year in an effort to establish incentives that will not become irrelevant due to business setbacks or unusually strong performance part way through the year.

In the case of the two Executive Vice Presidents, we specified a minimum guaranteed bonus, with higher levels of bonus potentially earnable based on the Company’s financial performance. Since these two Executive Vice Presidents do not have direct production responsibilities, and in view of their historically negotiated bonus structure, we did not tie their entire bonus to the Company’s financial performance. In addition, in the case of the Controller, the amount of annual bonus payable is based on individual initiative and performance. We have delegated authority to senior management to make determinations regarding annual incentive and other components of the Controller’s compensation.

In implementing our compensation policies, plans, and programs, we consider the effects of Code Section 162(m). Section 162(m) generally disallows a public company’s tax deduction for the named executive officers in excess of $1 million in any tax year. Under Section 162(m), compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible even though the executive’s total direct compensation may exceed $1 million in a given year. We seek to preserve the tax deductibility of the compensation we pay to executive officers, to the extent we can do so without impairing the operation and effectiveness of our compensation policies and programs.

Grants of stock awards in lieu of annual bonus generally vest in annual increments over five years, although in the case of death, disability, and termination by the Company without cause before the vesting date the awards do not lapse. Non-competition and other covenants intended to protect our business apply for the full vesting period in the case of termination by the Company not for cause before a change in control. These grants of restricted stock units in lieu of annual bonus in some cases were made with the concurrence of the affected executive officer.

We have also adopted programs permitting deferrals of compensation, so that potentially non-deductible compensation will be paid following termination of an executive’s service, at a time when payment of such compensation will not be subject to limits on deductibility under Section 162(m). We retain the flexibility to enter into arrangements that may result in non-deductible compensation to executive officers, which may include non-qualifying awards under the 2003 Plan.

Long-Term Awards

Long-term equity-based awards serve both to align the interests of executive officers with those of shareholders and to promote retention and long-term service to the Company. These awards provide increasing rewards to executives if the value of the Company’s stock rises during the life of the award, thus encouraging a long-term focus and aligning the interests of executive officers with the interests of shareholders. Since he assumed the duties of CEO, the Compensation Committee has tied Mr. Handler’s performance based compensation to performance of the Company as a whole, and has provided an incentive for him to focus on creating long-term shareholder value through an emphasis on stock awards.

During 2006, all of the equity-based awards granted to executive officers took the form of restricted stock units (“RSUs”). We concluded that, because of the ability to defer delivery of RSUs after their vesting date and thereby defer otherwise applicable taxes, RSUs were the preferred form of equity incentive and were the only form of equity granted in the 2006 calendar year. For 2007, we have revised our policy and now permit employees to select between RSUs and shares of restricted stock (including grants in early 2007 that related to compensation for 2006). The Compensation Committee has also considered the effect of amortization of prior year restricted stock grants on the Company’s future profitability and its ability to continue to grant additional shares of restricted stock and RSUs.

Grants of RSUs or restricted stock to our executive officers are based on a review by our Compensation Committee of trends in the compensation of executives in the securities industry and its subjective judgment as to the appropriate level of total compensation for the executive officer. We consider grant practices of our peer group of companies to provide context for our decisions. With respect to our Chief Executive Officer and Chairman of the Executive Committee, a significant factor in our Compensation Committee’s determination of the amount of equity-based awards granted is the fact that such producer-executives have forgone other internal and external opportunities for increasing their personal earnings that would have arisen if they had focused solely on their production capabilities, but have instead agreed to serve in management roles in addition to producing responsibilities. We believe that the long-term equity-based component of such executives’ overall compensation allows us to retain such talented individuals, while also aligning their interests with those of our other shareholders. Equity awards provide compensation linked to the performance of our stock, with a strong inducement to long-term service.

Our Compensation Committee decided in 2002 to alter the timing of long-term equity incentive grants by granting awards that provide the long-term component of compensation to our CEO over a period of two years. A two-year long term grant resolves annual compensation related distraction for the executive and fosters a long-term view on building equity value for the shareholders. The grants made in 2006 provide for vesting over a 5 year period. Since the Company does not have employment contracts with any of the executive officers, the long term grants to the CEO help assure that he will stay committed to the Company’s success. By making equity award grants in advance of the year to which they apply, the Committee provided an opportunity to the executive to benefit from a sustained period of good performance, which in fact has occurred since 2002. We continued this practice for the CEO in 2006, and made similar grants to the Chairman of the Executive Committee. Accordingly, the restricted stock units granted in 2006 constituted part of the total direct compensation of the CEO and Chairman of the

Executive Committee for 2007 and 2008. Through these grants, we sought to provide a substantial component of compensation that would focus the CEO and Chairman of the Executive Committee on long-term growth in the value of the Company’s stock.

Other Benefits

The Company provides medical, dental, life insurance, disability and other similar benefits to executives and other employees that are not part of what we consider direct compensation. We intend these benefits to be generally competitive, in order to help in our efforts to recruit and retain talented executives. We have not implemented severance arrangements with our executive officers, however the Company has adopted a firm wide severance policy which limits severance payments to no more than six months salary for seasoned senior employees. We do not provide significant enhancements to compensation in connection with a change in control; we believe that the substantial equity stake of our executives provides alignment with the interests of shareholders, so that the executives can be expected to consider potential strategic transactions that might affect the control of Jefferies consistent with their interests as shareholders and consistent with their fiduciary duties. We do not provide for payment of gross-ups to offset golden parachute excise taxes. Executives who worked for us in periods before April 1, 1997 are also entitled to benefits under our pension plan. In the aggregate, we believe our severance, change-in-control and pension benefits are quite modest compared to general business practices for companies of the size and character of Jefferies. We have considered this fact in setting the levels of total direct compensation for senior executives.

We also permitted our CEO to use hours on Company chartered aircraft provided that he fully reimbursed the Company for all its actual costs. The amount of this reimbursement is based on our incremental cost and there is no “threshold” or permitted level of perquisites. We provide the CEO with a driver for his increased business transit, including his commute to several of our different offices, and provide fuel and maintenance for the vehicle the CEO purchased in exchange for the availability of the vehicle for other business purposes when not needed by the CEO.

How Our Compensation Decisions Fit our Overall Objectives

In an effort to confirm whether our compensation decisions fit our overall objectives, we have sought advice from outside consultants and advisors related to the compensation practices of our industry in general, the formation of our peer group and our analysis of that peer group’s compensation practices. To that end, the Compensation Committee retained Mercer Human Resource Consulting. Mercer provides data and analysis regarding the peer companies, and makes recommendations as to the amount and structure of executive compensation under our program. Mercer assisted us in reevaluating the peer group, and provided us with a study in 2004 and again in August 2006 regarding the competitiveness of our total direct compensation of the CEO based on the revised peer group and that of the CFO based on the prior peer group. In 2005 and 2006, Mercer also provided information and analysis which we used in determining the compensation of the Chairman of the Executive Committee of Jefferies.

We do not consider gains from equity awards in setting other elements of compensation but the Compensation Committee may consider the effect of the vesting of prior compensation on employee retention.

We have established our DCP, and permit the deferral of restricted stock units, option gains and other awards under the 2003 Plan as a method for providing our employees advantages of tax deferral and also encouraging long-term retention of equity positions. We believe these policies serve to align the interests of executives with shareholder interests in return on equity and appreciation over time. In this type of deferral arrangement, the Company’s tax deduction is delayed until the year in which the executive recognizes income, and is generally based on the value of shares delivered at the time of settlement of the deferral arrangement.

Except for donations to charitable foundations and trusts and shares surrendered by the Chairman of the Executive Committee in connection with option exercises and payment of related taxes, our CEO and Chairman of the Executive Committee have never sold any of their equity interests granted to them as part of their compensation. We believe their retention of shares preserves their incentive to act in the Company’s long-term interests even after the applicable vesting periods have expired. To date, our CEO has generally elected to defer equity awards under our deferral programs, including restricted stock, restricted stock units, and stock units representing the gain from exercises of stock options. These arrangements provide to him the advantages of tax deferral, but provide no enhancement by the Company of the net value of his restricted stock, restricted stock units or options. In this type of deferral arrangement, the Company’s tax deduction is delayed until the year in which the executive recognizes income, and is generally based on the value of shares delivered at the time of settlement of the deferral arrangement. Our insider trading policy precludes short sales, transactions in options and other derivatives, and other transactions that offset or hedge the risk of ownership of our stock.

In addition, we have established investment entities and permitted executive officers and others to acquire interests in these entities, and have permitted deferred bonus amounts to be deemed invested in those entities. Some of these investment entities are funds managed by Jefferies or its affiliates, some hold equity and derivative securities in companies for which Jefferies or its affiliates have provided investment banking and other services, and others invest on a pari passu basis in all trading and investment activities undertaken by Jefferies’ High Yield Division. See “Transactions with Related Persons.” We believe that an executive’s participation in these investments helps to further align the executive’s interests with our long term success and profitability. Our offering these kinds of opportunities also helps us compete for executive talent in the financial services industry, in which our competitors, particularly non-public companies, offer wealth-building investment opportunities as a way to attract and retain executives and producers.

As a result of these policies, practices and plans, our Compensation Committee formulates specific compensation for our executives. The chart below reflects how our Compensation Committee views the compensation it is providing to our named executive officers and focuses on the elements of 2006 compensation that the committee viewed as important. The chart below attributes long term equity grants to the year to which the Committee intended those grants to relate rather than reporting those grants according to FAS 123R, as is required in subsequent tables.

			Guaranteed			Long Term
			Cash	Performance Based Bonus		Equity		Total
Name and Principal Position	Year	Salary	Bonus	Paid in Cash	Paid in Stock	Awards		($)

Richard B. Handler	2006	1,000,000	—	3,954,000	3,954,000	8,000,000	(1)	16,908,000
Chairman & Chief Executive Officer
Brian P. Friedman	2006	500,000	—	—	3,954,000	3,000,000	(1)	7,454,000
Chairman of the Executive Committee
Joseph A. Schenk	2006	275,000	725,000	909,000	—	—		1,909,000
Executive V.P. & Chief Financial Officer
Lloyd H. Feller	2006	500,000	400,000	422,000	—	200,000	(2)	1,522,000
Executive V.P., General Counsel & Secretary
Maxine Syrjamaki	2006	161,500	—	264,432	200,000	—		625,932
Controller

(1)	Shares were granted in 2005 as part of 2006 long term equity compensation and vested 20% per year for five years.

(2)	Shares were granted in February 2006 as long term equity compensation and will vest 20% per year for five years.

Summary Compensation Table

Shown below is information concerning the compensation we paid to those persons who were, during 2006, our (a) Principal Executive Officer, (b) Principal Financial Officer, and (c) the other three most highly compensated executive officers as specified by SEC rules. The compensation described relates to services provided for us by the individuals for the fiscal year ended December 31, 2006.

									Change in
									Pension
									Value and
							Non-Equity		Nonqualified
						Stock	Incentive Plan		Deferred
						Awards	Compensation		Compensation		All Other
Name and Principal Position	Year	Salary ($)		Bonus ($)		($)(1)	($)(2)		Earnings ($)		Compensation ($)		Total ($)
(a)	(b)	(c)		(d)		(e)	(g)		(h)		(i)		(j)

Richard B. Handler	2006	1,000,000	(3)	—		10,870,672	7,908,122	(4)	8,000	(5)	114,997	(6)	19,901,791
Chairman & Chief Executive Officer
Brian P. Friedman	2006	500,000		—		5,281,808	3,954,024	(7)	—		3,997		9,739,829
Chairman of the Executive Committee
Joseph A. Schenk	2006	275,000		725,000		769,427	909,010	(8)	6,000	(5)	3,997		2,688,434
Executive V.P. & Chief Financial Officer
Lloyd H. Feller	2006	500,000		400,000	(9)	288,694	421,731	(8)	—		13,996	(10)	1,624,421
Executive V.P., General Counsel & Secretary
Maxine Syrjamaki	2006	161,500		464,432	(11)	31,472	—		30,000	(5)	3,997		691,401
Controller

(1)	Amounts reflect the dollar amount recognized for financial statement reporting purposes with respect to each named executive officer for 2006 in accordance with FAS 123R including expense from stock awards granted in earlier years but which remained unvested in all or part of 2006. The compensation amounts were not discounted for estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions made in the valuation of shares reported in the “Stock Awards” and “Non-Equity Incentive Plan Compensation” columns above, see the “Stock Based Compensation” heading in footnote 23 to the Notes to our Consolidated Financial Statements as reported in our Annual Statement on Form 10-K.

(2)	The amounts shown include cash and non-cash compensation earned by the Named Executive Officers as well as amounts earned but deferred under our deferred compensation plans, as identified in the footnotes for each executive officer.

(3)	Includes $969,334 which was deferred through our Deferred Compensation Program (the “DCP”).

(4)	Of the amount specified above, $3,954,061 was paid through the issuance of 139,470 shares of restricted stock, and $3,954,061 was paid during the first quarter of 2007 after determination of final fiscal year end performance.

(5)	Representing the increase in pension value under the terms of our Pension Plan as more fully described in the Pension Benefits Table.

(6)	Includes $107,500 related to a driver we provide to Mr. Handler to facilitate his transportation to and from meetings, between our offices and for his personal use. We also charter or own fractional interests in aircraft which are used primarily for business purposes. During 2006 we made these aircraft available to Mr. Handler for his personal use and he has fully reimbursed us for our actual costs following each use.

(7)	The amount specified was paid through the issuance of 139,470 restricted stock units during the first quarter of 2007 after determination of final 2006 fiscal year end performance.

(8)	Amount was paid during the first quarter of 2007 after determination of final 2006 fiscal year end performance.

(9)	Includes $100,000 which was deferred through our DCP as described in the Nonqualified Deferred Compensation — 2006 table below.

(10)	Includes $10,000 as the value of discounts on shares purchased through our DCP.

(11)	Includes a bonus in the amount of $200,000 which was paid in the form of 7,054 shares of restricted stock during the first quarter of 2007 after determination of final 2006 fiscal year end performance.

Grants of Plan Based Awards — 2006

					Estimated Future		All Other
					Payouts Under		Stock Awards:		Grant Date
		Estimated Possible Payouts Under			Equity Incentive		Number of		Fair Value
	Grant	Non-Equity Incentive Plan Awards			Plan Awards		Shares of		of Stock and
Name	Date(1)	Threshold ($)	Target ($)	Maximum ($)	Target Shares (#)		Stock or Units (#)		Option Awards ($)
(a)	(b)	(c)	(d)	(e)	(g)		(i)		(l)

Richard B. Handler	2/1/2006	0	6,000,000	11,000,000	—		—		—
Richard B. Handler	8/25/2006	—	—	—	540,091	(2)	—		11,179,992
Richard B. Handler	8/25/2006	—	—	—	540,091	(2)	—		11,179,992
Richard B. Handler	1/17/2007	—	—	—	—		139,470	(3)	3,953,974
Brian Friedman	2/1/2006	0	3,000,000	5,500,000	—		—		—
Brian Friedman	8/25/2006	—	—	—	270,046	(2)	—		5,589,996
Brian Friedman	8/25/2006	—	—	—	270,046	(2)	—		5,589,996
Brian Friedman	1/17/2007	—	—	—	—		139,470	(3)	3,400,418
Joseph A. Schenk	2/1/2006	725,000	2,225,000	3,058,333	—		—		—
Lloyd H. Feller	2/1/2006	400,000	650,000	1,100,000	36,542		—		999,972
Maxine Syrjamaki	1/17/2007	—	—	—	—		7,054(3)		199,980

(1)	Grants of stock awards prior to May 15, 2006 have been adjusted to reflect our 2 for 1 stock split on May 15, 2006.

(2)	In conjunction with negotiating 2007 and 2008 Pay-for-Performance Plans for Mr. Handler and Mr. Friedman in 2006, the Committee had determined to make grants of restricted stock units that would constitute the long-term equity component of his compensation for 2007 and 2008. The table above reflects the fair value on the date the stock award was granted, calculated in accordance with FAS 123R for each of these long term equity awards relating to 2007 and 2008 (which the Committee valued at $13,000,000 for each respective year for Mr. Handler and $6,500,000 for each respective year for Mr. Friedman, based on the $24.07 closing price of our common stock on the grant date). In accordance with FAS 123R, the fair value of share based awards is determined as of the date of grant based on the market price of our stock less a valuation discount for the selling restrictions that apply after the vesting date and is amortized as compensation expense on a straight-line basis over the period from grant until there is no further risk of forfeiture upon a voluntary termination of employment. The Compensation Committee considers those grants as part of 2007 and 2008 compensation.

(3)	Shares granted on January 17, 2007 to Mr. Handler and Mr. Friedman were in lieu of 2006 non-equity incentive plan cash compensation as reported in the Summary Compensation table. The amounts shown in column (l) reflect the fair value on the date of grant calculated in accordance with FAS 123R for each grant. The grants to Mr. Handler and Ms. Syrjamaki were of restricted stock valued at the $28.35 closing price of our common stock on the grant date and the grant to Mr. Friedman, was a restricted stock unit valued at the same price, but discounted for the selling restrictions that apply after the vesting date.

The following provides background information to give a better understanding of the compensation amounts shown in the Summary Compensation Table and Grants of Plan-Based Awards Table above.

Equity and Non-Equity Incentive Plan Grants

The grants reflected in the Grants of Plan Based Awards — 2006 table as “Non-Equity Incentive Plan Awards” dated February 1, 2006, as reported in our Current Report on Form 8-K dated February 3, 2006, were viewed by the Compensation Committee as a component of 2006 compensation for the four named executive officers who received them. The Committee viewed the grant of RSUs on February 1, 2006 to Mr. Feller as a long term equity incentive component of his 2006 through 2010 compensation. For all of these executives, the grants formed one component of their overall compensation packages which included salary, annual bonuses based on achievement of certain performance criteria, and grants of restricted stock as long-term equity incentives which were intended to both align the interests of the executive with those of shareholders and to promote retention and long-term service to the Company.

Richard Handler 2006 Compensation

For Mr. Handler, the 2006 Executive Compensation Direct Pay Program included:

Base Salary	Bonus Range	Long-Term Equity Incentive

$1,000,000	$0 to $11 million	$8 million

The long-term equity incentive was granted in August of 2004 as part of Mr. Handler’s 2005 and 2006 compensation, and consisted of 949,274 restricted stock units (on a split-adjusted basis), valued at $16 million at that time. On February 1, 2006, Mr. Handler also received 17,654 shares of restricted stock (on a split-adjusted basis) in lieu of a portion of his bonus for 2005, which was reported in the 2005 Summary Compensation Table as 2005 compensation and therefore is not shown as a grant in the above Grants of Plan Based Awards — 2006 table. The grant was in the form of restricted stock units which were subject to a requirement that Jefferies be profitable in 2005, which was intended to meet the requirements of Code Section 162(m), and vest on February 1 of each of 2007 through 2011.

Brian Friedman 2006 Compensation

For Mr. Friedman, the 2006 Executive Compensation Direct Pay Program included:

Base Salary	Bonus Range	Long-Term Equity Incentive

$500,000	$0 to $5.5 million	$3 million

The long-term equity incentive was granted in August of 2005 as part of Mr. Friedman’s 2005 and 2006 compensation, and consisted of 294,334 restricted stock units (on a split-adjusted basis), valued at $6 million at that time. The restricted stock units were subject to a performance requirement that Jefferies be profitable in 2006, which was intended to meet the requirements of Code Section 162(m), and will vest in August of 2008.

Joseph Schenk 2006 Compensation

For Mr. Schenk, the 2006 Executive Compensation Direct Pay Program included:

Base Salary	Bonus Range	Long-Term Equity Incentive

$275,000	$725,000 to $3,058,333	$0

Lloyd Feller 2006 Compensation

For Mr. Feller, the 2006 Executive Compensation Direct Pay Program included:

Base Salary	Bonus Range	Long-Term Equity Incentive

$500,000	$400,000 to $1,100,000	$1 million

The long-term equity incentive of 36,542 restricted stock units (on a split adjusted basis), valued at $1 million at that time, was granted in February of 2006. The restricted stock units were subject to a performance requirement that Jefferies be profitable in 2006, which was intended to meet the requirements of Code Section 162(m) and will vest 20% on February 1 of each of 2007, 2008, 2009 and 2010, with the balance vesting on December 15, 2010. As stated above, the Compensation Committee views this grant as constituting the long-term equity component of compensation to Mr. Feller for each year in the period 2006 through 2010.

Maxine Syrjamaki 2006 Compensation

For Ms. Syrjamaki, her 2006 compensation was determined based on her individual performance and initiative and was not derived from the Executive Compensation Direct Pay Program. Her 2006 compensation included:

Base Salary	Bonus Range	Long-Term Equity Incentive

$161,500	$464,432	$0

Performance Criteria and Targets

Other than the guaranteed bonus amounts for Messrs. Schenk and Feller of $725,000 and $400,000, respectively, as disclosed in the Summary Compensation Table above, the amounts of the 2006 annual bonuses for Messrs. Handler, Friedman, Schenk and Feller were dependent on our earnings per share, return on equity and pre-tax profit margin. These financial measures were calculated using consolidated after-tax earnings from our continuing operations. All financial results were adjusted to add back the negative effect of extraordinary transactions (e.g. mergers, acquisitions, divestitures), if any, occurring during 2006. There were no such adjustments for 2006. These formulas were approved for the executives by the Compensation Committee and provide for no annual bonus if minimum threshold levels of performance are not achieved and maximum bonus if our performance equals or exceeds the top performance threshold level.

The Committee established six tiered performance measures for each of the three performance criteria as follows:

Threshold	25% below Target
Below Target	10% below Target
Target	Target
Above Target	15% above Target
Superior	25% above Target
Superior+	30% above Target

The Committee then assigned a weight to each of the performance criteria (earnings per share, return on equity and pre-tax profit margin), and used that weighting, together with the threshold category achieved to determine what portion of the executive’s target bonus the individual would be entitled to receive, as follows:

Earnings per Share	55%
Return on Equity	40%
Pre-tax Profit Margin	5%

We interpolated the amount of bonus between the set thresholds of performance when our performance fell between the set thresholds. The Compensation Committee reserved the right to take into consideration additional performance measures in determining whether to reduce calculated bonus awards, but did not have discretion to increase the bonus awards.

For 2006, our performance fell into the “Above Target” category for earnings per share, and fell into the “Target” category for both return on equity and pre-tax profit margin. These results were then applied equally to the target compensation for each of the named executive officers other than the Controller. For the CEO, Chairman of the Executive Committee and General Counsel, bonus amounts were set at the amounts determined by the performance criteria and measurement thresholds described above. For the CFO, the Committee exercised its discretion and reduced the final bonus amount below the amount that would have resulted from a purely formulaic application of the performance measures. In the case of the Controller, the amount of annual bonus payable was not based on the performance criteria set forth above but on recommendations to the Committee by other named executive officers in view of her individual initiative and performance.

During fiscal year 2006, our compensation policies allowed for payment of a prorated portion of an executive’s projected annual bonus on a quarterly basis based on annualized results from January 1 through the end of the applicable period, less a holdback of 35% for amounts paid after the first six months of the year, and a holdback of

20% for amounts paid after the first nine months. In connection with our annual review of compensation policies, effective in fiscal 2007, we eliminated the quarterly bonus plan.

Long Term Equity Grants

The grants reflected in the Grants of Plan Based Awards — 2006 table dated August 25, 2006 relate to portions of the 2007 and 2008 executive compensation for Mr. Handler and Mr. Friedman. As reported in our Current Report on Form 8-K dated August 25, 2006, the date the Compensation Committee approved the grants, the Committee viewed those grants as a component of the overall compensation packages for the executive officers for 2007 and 2008, which includes salary, annual bonuses based on achievement of certain performance criteria, and grants of restricted stock or RSUs as long-term equity incentives which are intended to both align the interests of the executive officers with those of shareholders and to promote retention and long-term service to the Company.

For Mr. Handler, the Compensation Committee established a long-term equity incentive for each of 2007 and 2008 of 540,091 restricted stock units, valued at $13 million per year. These grants contain restrictions on vesting and require that in order for vesting to continue after retirement, Mr. Handler must meet retirement eligibility requirements that are more stringent than those we apply generally to other high level employees. Our current policy applicable to all continuing employees is that, unless otherwise required by an employment agreement, RSUs will continue to vest normally if the Company terminates the executive’s employment without cause or if the executive is “Retirement Eligible” when the termination occurs and the employee does not compete with the Company. “Retirement Eligibility” is defined differently depending on the employee’s level and restrictions on eligibility become greater for higher level employees. For executive vice presidents and above our current policy provides that an employee is Retirement Eligible when (a) the executive’s age plus years of service equals at least 62, (b) the executive has been employed by the Company for a minimum of seven and a half years, and (c) retirement is more than twelve months after the grant date. In addition to these requirements, for Mr. Handler to be Retirement Eligible, he must also satisfy requirements that (d) we have met performance criteria for fiscal year 2007, and (e) retirement does not occur until after December 31, 2008. If all other “Retirement Eligibility” conditions are met except that the executive retires before December 31, 2008, one-half of the executive’s RSUs will be forfeited. Vesting of the RSUs begins only when we have met nominal performance criteria for the fiscal year ending December 31, 2007. We believe this performance goal is very likely to be achieved, but applied it to these awards so that they can qualify as “performance-based” compensation that will be fully deductible by us under Code Section 162(m). The restricted stock units will vest 20% on the date the Compensation Committee certifies that the above performance criteria has been met and 20% on each second through fifth anniversary of the date of grant.

For Mr. Friedman, the Compensation Committee established a long-term equity incentive for each of 2007 and 2008 of 270,045.5 restricted stock units, valued at $6.5 million per year. The aggregate 540,091 restricted stock units were granted on August 25, 2006 and have performance criteria and vesting terms the same as the grant to Mr. Handler made on that date.

Other Terms of Restricted Stock and Restricted Stock Units

All of the incentive plans and arrangements described above that result in the issuance of restricted stock and restricted stock units have been adopted pursuant to our 2003 Incentive Compensation Plan (the “2003 Plan”) as approved by our shareholders. We pay dividends on restricted stock and credit dividend equivalents on restricted stock units. We have implemented a program under the 2003 Plan permitting employees and executive officers to defer equity awards, including restricted stock units. Deferrals of restricted stock units enable the employee to specify that shares will be delivered in settlement at a date later than the date the risk of forfeiture will lapse. This program encourages long-term ownership of a significant equity stake in the Company, which we believe is important to promoting a culture of entrepreneurship. Prior to settlement, the restricted stock units carry no voting or dividend rights, but dividend equivalents are accrued each time a cash dividend is paid on our common stock. Dividend equivalents are converted to additional restricted stock units at the end of the quarter in which the dividend equivalent is credited based on the price of a share of our common stock on the last trading day of the quarter. On the settlement date for the stock units (which are no longer “restricted” once the risk of forfeiture lapses), we deliver to the executive one share of common stock for each stock unit being settled, including the stock units resulting from the credited dividend equivalents. Executives are not permitted to switch stock units into some other form of investment prior to settlement.

Option Gain Deferrals

We have not granted options to our executive officers since January 2003 and although our 2003 Plan still permits us to grant options, at the present time, we do not view options as a desirable method of compensation. However, some of our named executive officers still retain vested options and our 2003 Plan permits employees to defer the gains on vested options by converting the option gains into restricted stock units for which settlement has been deferred.

Outstanding Equity Awards at Fiscal Year-End — 2006

	Option Awards				Stock Awards
										Equity
										Incentive Plan
								Equity		Awards:
								Incentive Plan		Market or
								Awards:		Payout
							Market	Number of		Value of
	Number of				Number of		Value of	Unearned		Unearned
	Securities				Shares or		Shares or	Shares,		Shares,
	Underlying				Units of		Units of	Units or		Units or
	Unexercised		Option	Option	Stock That		Stock That	Other Rights		Other Rights
	Options (#)		Exercise	Expiration	Have Not		Have Not	That Have		That Have
Name	Exercisable		Price ($)	Date	Vested (#)		Vested ($)	Not Vested (#)		Not Vested ($)
(a)	(b)		(e)	(f)	(g)		(h)	(i)		(j)

Richard B. Handler	7,460	(1)	12.1557	12/31/2007	—		—	—		—
	8,464	(1)	10.5980	12/31/2007	—		—	—		—
	400,000	(2)	11.7500	8/15/2007	—		—	—		—
	400,000	(2)	11.7500	8/15/2007	—		—	—		—
	9,464	(1)	9.3761	12/31/2007	—		—	—		—
	8,572	(1)	10.4547	12/31/2007	—		—	—		—
	—		—	—	1,258,947	(3)	$33,764,964	1,080,182	(4)	$28,970,481
Brian Friedman	—		—	—	675,062	(5)	$18,105,163	540,091	(4)	$14,485,241
Joseph A. Schenk	—		—	—	142,022	(6)	$3,808,869	—		—
	100,000	(7)	11.0875	11/4/2007	—		—	—		—
Lloyd H. Feller	—		—	—	56,542	(8)	$1,516,456	—		—
Maxine Syrjamaki	372	(1)	12.1557	12/31/2007	—		—	—		—
	420	(1)	10.5980	12/31/2007	—		—	—		—
	472	(1)	9.3761	12/31/2007	—		—	—		—
	—		—	—	6,050		$162,261	—		—

(1)	Options were granted in quarterly allocations during 2002 through our DCP plan as a result of deferrals of compensation by the indicated executives and vested on December 31, 2004.

(2)	Options were granted on August 16, 2002, and vested as to 266,664 shares on each of August 15, 2003 and 2004, and the balance vested on August 15, 2005.

(3)	Of these stock awards, 124,220 vested on January 20, 2007; 949,273 will vest on January 1, 2008; 41,950 will vest on December 29 of each of 2007 through 2010; and 3,530 vest on February 1 of each of 2007 through 2009, 3,532 will vest on February 1, 2010 and 3,532 will vest on December 15, 2010.

(4)	These restricted stock units will vest 20% on the date the Compensation Committee certifies that the 2007 performance criteria has been met and 20% on each of August 25, 2008, 2009, 2010 and 2011, except that if the executive retires on or before January 31, 2008, he will forfeit all the unvested restricted stock units, and if he retires after January 31, 2008 and on or before December 31, 2008, he will forfeit half of the unvested restricted stock units, and if he retires in 2009 or later, he will forfeit none of the restricted stock units.

(5)	Of these stock awards, 6,000 vested on January 20, 2007 and 6,000 will vest on January 20 of each of 2008 and 2009; 60,000 vested on January 18, 2007, 60,000 will vest on January 18 of each of 2008 and 2009 and 60,000 will vest on December 16, 2009; 294,334 will vest on August 15, 2008; 20,976 will vest on December 29 of each of 2007 through 2009 and 20,972 shares will vest on December 29, 2010; 7,764 vested on February 1, 2007, 7,766 shares will vest on February 1 of each of 2008 through 2010, and 7,764 will vest on December 15, 2010.

(6)	Of these stock awards, 57,012 vested on January 20, 2007; 18,654 will vest on April 12, 2007; 21,994 will vest on October 18, 2007; 10,658 vested on January 18, 2007 and 10,660 will vest on December 16, 2007; and 5,762 will vest on December 29 of each of 2007 through 2010.

(7)	Options were granted on November 4, 2002 and vested as to 33,332 shares on each of November 4, 2003 and 2004, and the balance vested on November 4, 2005.

(8)	Of these stock awards, 7,308 vested on February 1, 2007, 7,308 will vest on February 1 of each of 2008 through 2010, and 7,310 will vest on December 15, 2010.

(9)	Of these stock awards, 496 vested on January 18, 2007, 496 will vest on January 18 of each of 2008 and 2009, and 498 will vest on December 16, 2009; and 886 will vest on December 29 of each of 2007 through 2010.

Option Exercises and Stock Vested — 2006

	Option Awards			Stock Awards
	Number of			Number of
	Shares		Value	Shares		Value
	Acquired on		Realized on	Acquired on		Realized on
Name	Exercise (#)		Exercise ($)	Vesting (#)		Vesting ($)
(a)	(b)		(c)	(d)		(e)

Richard B. Handler	416,192	(1)	$11,896,848	1,346,308	(2)	$44,739,698
Brian Friedman	196,640		$5,818,578	316,134	(3)	$8,393,907
Joseph A. Schenk	210,932	(4)	$6,289,992	38,431	(5)	$1,036,811
Lloyd H. Feller	—		—	20,322	(6)	$586,467
Maxine Syrjamaki	2,152	(7)	63,893	6,920	(8)	$183,380

(1)	Resulted in the crediting of 285,351 stock units which Mr. Handler has elected to defer until the earlier of age 65 or termination.

(2)	Includes 41,950 RSUs the settlement of which has been deferred until April 30, 2011; 1,200,000 RSUs the settlement of which has been deferred until the earlier of Mr. Handler reaching age 65 or termination of employment; and 104,358 RSUs acquired as a result of dividend reinvestments which are deferred to the same extent as the underlying grants generating those dividends are deferred.

(3)	Includes 6,000 RSUs the settlement of which has been deferred until April 12, 2009; 130,000 RSUs the settlement of which has been deferred until January 20, 2009; 60,000 RSUs the settlement of which has been deferred until April 30, 2010; 20,974 RSUs the settlement of which has been deferred until April 30, 2011; 80,000 RSUs the settlement of which has been deferred until the earlier of Mr. Friedman reaching age 52 or termination of employment; and 19,160 RSUs acquired as a result of dividend reinvestments which are deferred to the same extent as the underlying grants generating those dividends are deferred.

(4)	Options were exercised through a cashless exercise in which the number of shares payable to the executive was reduced to pay the exercise price and applicable taxes, resulting in the crediting of 134,557 stock units which Mr. Schenk has elected to defer until the earlier of age 65 or termination.

(5)	Includes 10,656 RSUs the settlement of which has been deferred until April 30, 2008; 5,760 RSUs the settlement of which has been deferred until April 30, 2011; 18,328 RSUs the settlement of which has been deferred until the earlier of Mr. Schenk reaching age 65 or termination of employment; and 3,685 RSUs acquired as a result of dividend reinvestments which are deferred to the same extent as the underlying grants generating those dividends are deferred.

(6)	Includes 322 RSUs acquired as a result of dividend reinvestments which are deferred to the same extent as the underlying grants generating those dividends are deferred.

(7)	Options were exercised through a cashless exercise in which the number of shares payable to the executive was reduced to pay the exercise price and applicable taxes, resulting in the crediting of 1,546 stock units which Ms. Syrjamaki has elected to defer until the earlier of age 66 or termination.

(8)	Includes 496 RSUs the settlement of which has been deferred until April 30, 2010; 886 RSUs the settlement of which has been deferred until April 30, 2011; 5,343 RSUs the settlement of which has been deferred until the earlier of Ms. Syrjamaki reaching age 66 or termination of employment; and 196 RSUs acquired as a result of dividend reinvestments which are deferred to the same extent as the underlying grants generating those dividends are deferred.

Pension Benefits — 2006

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)

Richard B. Handler	Jefferies Group, Inc. Employees’ Pension Plan	16	$126,000	$0
Joseph A. Schenk	Jefferies Group, Inc. Employees’ Pension Plan	12	$94,000	$0
Maxine Syrjamaki	Jefferies Group, Inc. Employees’ Pension Plan	23.5	$463,000	$0

To calculate the values in the table above, we needed to make certain assumptions about the employees, their retirement age, interest rates and discount rates, as follows:

•	Benefit commencement is at age 65, our Pension Plan’s normal retirement age

•	Benefit is paid as a lump sum

•	GATT actuarial basis as of December 31, 2006 was used to determine the lump sum amount at age 65, including an interest rate of 4.73%

•	The benefit is discounted to the employee’s age at December 31, 2006 using a discount rate of 5.90%.

•	No pre-retirement decrements (other than discount rate) have been assumed in determining the Present Value of Accumulated Benefits

We first adopted our pension plan in 1964 and stopped admitting new participants into the plan on April 1, 1997. Effective December 31, 2005, benefits under the Pension Plan were frozen. All persons who were our employees prior to April 1, 1997, who are citizens or residents of the United States, who are 21 years of age, and who have completed one year of service are covered by our pension plan. The plan is a defined benefit plan, and is funded through our ongoing contributions and through earnings on existing plan assets. The amount an employee will receive as a plan benefit depends on the person’s covered compensation during specific plan years. An employee retiring at age 65 with fifteen years of service will receive 1% of the employee’s covered compensation from January 1, 1987, until termination of employment plus 20% of the first $4,800 and 50% of amounts exceeding $4,800 of annual average covered compensation for 1985 and 1986. If the employee was employed less than 15 years on the date of termination, the amount of benefit will be reduced proportionately. Benefits under the plan are payable for the remaining life of the participant, and are not subject to deduction for Social Security benefits or other offsets.

The amount of covered compensation used to calculate the benefit earned in a given year includes salaries, bonuses and commissions, but is capped each year. Since 2004, the amount of covered compensation has been capped at $210,000 per year. An employee who retires upon normal retirement at age 65 with at least four years of service will receive a full vested benefit. An employee who retires at age 55 with at least four years of service will receive the normal retirement benefit reduced by 1/2% for each month benefit payments commence before age 65. Employees who terminate employment with us for reasons other than death or retirement will be entitled to the vested portion of their benefits at their normal or early retirement age. Benefits vest at the rate of 0% for the first year of service, 33% for each of the next two years of service, and 34% for the fourth year of service. The retirement benefits payable at age 65 for those employees with service prior to January 1, 1987, will be composed of two items: (1) a benefit for service up to December 31, 1986, in accordance with the original Pension Plan formula recognizing pay as the average of 1985 and 1986 compensation up to $100,000, and (2) a benefit for service commencing on January 1, 1987, equal to 1% of covered compensation through the date of termination.

Nonqualified Deferred Compensation — 2006

				Aggregate		Aggregate
	Executive		Registrant	Earnings		Balance
	Contributions		Contributions	in Last		at Last
Name	in Last FY ($)		in Last FY ($)	FY ($)		FYE ($)(1)
(a)	(b)		(c)	(d)		(f)

Richard B. Handler	$44,730,436	(2)	—	$25,562,450	(3)	$201,669,011	(4)
Brian Friedman	$8,478,722	(5)	—	$1,116,746	(6)	$12,928,337
Joseph A. Schenk	$1,030,708	(7)	—	$925,210	(8)	$5,575,136
Lloyd H. Feller	$100,000	(9)	$10,000	$96,041	(10)	$648,607
Maxine Syrjamaki	$185,604	(11)	—	$57,418	(12)	$647,092

(1)	Amounts in the table do not reflect compensation granted in any single year but include reported compensation that has been deferred, and market returns on investments that deferred amounts were deemed invested in, which have accrued over time. Specifically, amounts in the table consist of (i) contributions resulting from compensation which has been disclosed in previous Jefferies proxy statements (to the extent the executive was a named executive officer in the year of deferral and the amount was otherwise required to be disclosed under SEC rules then in effect), plus (ii) earnings on deferred amounts, (iii) less distributions. For purposes of this table, earnings includes gains and losses in value of the investments into which deferred amounts are deemed invested, including the value of stock units resulting from deferrals of vested restricted stock shares, restricted stock units and resulting from option gain deferrals.

(2)	Includes $969,334 in contributions to our DCP during 2006 which were reported as Salary in the Summary Compensation Table above and deferrals of vested RSUs and stock units arising from option gain deferrals with a value of $43,761,103 as of December 31, 2006. The value of RSU deferrals is shown in the Options Exercised and Stock Vested Table — 2006 above.

(3)	Includes $19,689,383 in vested and deferred RSUs; $1,685,013 in DCP earnings and $4,188,054 in earnings from Mr. Handler’s self-directed deferred compensation account.

(4)	Includes $151,179,629 in vested and deferred RSUs; $10,898,117 in amounts deferred through our DCP and $39,591,266 in deferred amounts Mr. Handler earned as head of the High Yield Division which were deferred through his self-directed deferred compensation plan.

(5)	Consists of the value of RSUs which vested during 2006 and have been deferred as follows: 20,974 RSUs the settlement of which has been deferred until April 30, 2011; 60,000 RSUs the settlement of which has been deferred until April 30, 2010; 80,000 RSUs the settlement of which has been deferred until the earlier of age 52 or termination of employment; 130,000 RSUs the settlement of which has been deferred until January 20, 2009; and 6,000 RSUs the settlement of which has been deferred until April 12, 2009.

(6)	Includes $850,383 in vested and deferred dividend reinvestments and $266,363 in DCP earnings.

(7)	Consists of the value of RSUs which vested during 2006 and have been deferred as follows: 18,328 RSUs the settlement of which has been deferred until the earlier of age 65 or termination; 10,656 RSUs the settlement of which has been deferred until April 30, 2008; and 5,760 RSUs the settlement of which has been deferred until April 30, 2011.

(8)	Includes $338,239 in vested and deferred dividend reinvestments; and $586,971 in DCP earnings.

(9)	Consists of contributions to our DCP during 2006.

(10)	Includes $8,645 in vested and deferred dividend reinvestments and $87,396 in DCP earnings.

(11)	Consists of the value of 5,343 RSUs which vested during 2006, the settlement of which has been deferred until the earlier of age 66 or termination; 496 RSUs the settlement of which has been deferred until April 30, 2010; and 886 RSUs the settlement of which has been deferred until April 30, 2011.

(12)	Includes $5,522 in vested and deferred dividend reinvestments and $51,896 in DCP earnings.

The amounts of deferred compensation in the table above reflect compensation that was paid to each named executive officer historically, and reported as compensation at the time to the extent required under SEC rules then in effect, but for which the actual receipt of the compensation has been deferred. A substantial portion of the value listed above was derived from gains on the price of our stock or other investments after the compensation was credited to the employee and were not the amounts we actually paid the executive. When an executive’s deferred compensation is not denominated in cash, but is deemed invested in a particular fund or security, the executive’s deemed investment subjects their earnings to market risk that may produce gain or loss depending on the performance of the investments selected.

Deferred Compensation Plan

We provide an opportunity for executives to defer receipt of cash portions of annual bonus awards, and to have deferred amounts be deemed invested in specified investment vehicles during the period of deferral. The Company has implemented the Jefferies Group, Inc. Deferred Compensation Plan (the “DCP”), which permits executive officers and other eligible employees to defer cash compensation, some or all of which may be deemed invested in stock units. A portion of the deferrals may also be directed to notional investments in a money market fund or certain of the employee investment opportunities described under the caption “Transactions with Related Persons.” Stock units are credited to participants at a discount we establish each year, which was 10% in 2006. We believe this discount encourages employee participation in the DCP and accordingly, enhances long term retention of equity interests and alignment of executive interests with those of shareholders. The amounts of 2006 salary, bonus and non-equity incentive plan compensation deferred by named executive officers are reflected in the Summary Compensation Table without regard to deferral. The portion of the deferrals under the DCP representing the value of the discount on stock units is reflected in the Summary Compensation Table in the column captioned “All Other Compensation” and in the table above in the column captioned “Registrant Contributions in Last FY.”

The DCP provides eligible employees with the opportunity to defer receipt of cash compensation for five years, with an optional deferral of an additional five years. Participants chose whether their deferred compensation is allocated to a cash denominated investment subaccount, to an equity subaccount which permits amounts to be deemed to be invested in a combination of stock units or other specified equity investment vehicles. Credits of stock units to a participant’s subaccount occur at a predetermined discount of up to 15% of the volume weighted average market price per share of our common stock on the last day of the quarter. The predetermined discount amount for 2006 was 10%. The discounted portion of any amounts credited, or the additional stock units credited as a result of those discounts, is forfeitable upon termination of employment until the earliest of the time the participant has participated in the DCP for three consecutive years, the participant’s age plus the number of years of service equals 65, the participant’s death or a change in control. All of the named executives have met this vesting requirement by having participated in the DCP for three consecutive years.

Richard Handler Deferred Compensation Plan

We established an individual Deferred Compensation Plan for Mr. Handler while he was Head of the High Yield Division, before implementing our generally applicable Deferred Compensation Plan and prior to his becoming an executive officer. Amounts deferred under this individual plan reflect compensation paid to him as a department head for the High Yield Division and were based on the productivity of that division. The last deferrals into Mr. Handler’s individual Deferred Compensation Plan were in 1999 and 2000.

Potential Payments Upon Termination or Change in Control

We may be required to make payments or provide enhanced rights to the named executive officers if we experience a change in control, or if the named executive officers are terminated under certain circumstances. To understand when those payments are triggered, we have described below the types of agreements, relationships or investments that may require payments to the named executive officers upon termination of employment. Following these descriptions, we also provide a summary of the amounts that would have been payable to each named executive officer if the person’s employment had been terminated on December 31, 2006 under various circumstances. We anticipate that all of the payments described in this section will be subject to applicable taxes and withholding requirements and no payments will be made to employees until applicable tax requirements have been met. As a result, the actual amount paid to the employees will be substantially less than the amounts set forth below. We also anticipate that we will receive the positive benefits of a corresponding tax deduction which is also not accounted for in the analysis or tables below.

Description of Agreements, Relationships and Investments

Restricted Stock Agreements

Under the terms of Mr. Feller’s December 2, 2002 restricted stock agreement, the restrictions on his restricted stock will lapse and his restricted stock will immediately vest if his employment is terminated by the Company without “cause,” by Mr. Feller for “good reason,” or as a result of his death or total disability. In addition, if a change in control results in an impact on Mr. Feller’s duties, all of his unvested shares of restricted stock will immediately vest.

Restricted Stock Unit Vesting

RSUs granted to Mr. Handler and Mr. Friedman in August 2006, and all RSUs granted to employees generally, specify that they will vest immediately if the executive’s employment is terminated due to the executive’s death or disability. The RSU agreements granted to Messrs. Handler and Friedman were consistent with our current policy applicable to all continuing employees that, unless otherwise required by an employment agreement, RSUs will continue to vest normally if the Company terminates the executive’s employment without cause or if the executive is “Retirement Eligible” when the termination occurs and the employee does not compete with the Company. “Retirement Eligibility” is defined differently depending on the employee’s level and restrictions on eligibility become greater for higher level employees. For executive vice presidents and above our current policy provides that an employee is Retirement Eligible when (a) the executive’s age plus years of service equals at least 62, (b) the executive has been employed by the Company for a minimum of seven and a half years, and (c) retirement is more than twelve months after the grant date. In addition to these requirements, for Messrs. Handler and Friedman to be Retirement Eligible, they must also satisfy requirements that (d) we have met performance criteria for fiscal year 2007, and (e) retirement does not occur until after December 31, 2008. If all other “Retirement Eligibility” conditions are met except that the executive retires before December 31, 2008, one-half of the executive’s RSUs will be forfeited.

The RSUs granted to Mr. Handler and Mr. Friedman in August 2006 specify that if either executive is terminated by the Company not for cause following a change in control, any unvested portion of those grants will immediately vest and be settled promptly. Settlement of such RSUs could be delayed for up to six months if subject to Code Section 409A, or deferred to the extent the employee has participated in the Stock Option Gain and Stock Award Deferral Program with respect to such RSUs. In addition, if the Company determines that a “golden parachute” excise tax will be payable in connection with payment of such RSUs, the right to accelerated vesting of such RSUs may be limited to the extent necessary to avoid the excise tax.

Options

All the outstanding options granted to the named executive officers contain provisions that cause the options to terminate 60 days after termination of the executive’s employment unless they are exercised within that time. We expect that any named executive officer whose employment is terminated will choose to exercise any outstanding options within that time period.

Deferred Compensation Plan

Amounts that executive officers have deferred through our Deferred Compensation Plan (the “DCP”) would continue to be deferred through the expiration of the applicable deferral period and at the conclusion of that period, would result in a payment to the former executive of the deferred amounts. In some cases when deferred amounts have been deemed invested in specific investment vehicles, we may choose to make the required payments through in-kind distributions of securities reflecting those investments. Settlement of certain of those distributions could be delayed for up to six months if subject to Code Section 409A.

The DCP provides that until an employee has been a participant in the DCP for three consecutive years, any discounts on shares purchased are initially unvested and would be forfeitable upon termination. All of the named executive officers meet the minimum participation requirement and therefore the discounts on shares purchased are immediately vested.

Early withdrawals are generally not permitted except in the event of an unexpected hardship. If an employee requests an unscheduled withdrawal, 10% of the amount withdrawn will be forfeited. If we experience a change in control, deferred amounts will not be automatically distributed and changes in the plan will be prohibited for a period of 24 months. Unscheduled withdrawals made within two years of a change in control receive a reduced forfeiture percentage of 5% of the amount withdrawn.

If an employee dies before payment of deferred amounts has begun, all unvested restricted stock shares or options will immediately vest and the balance of any deferred amounts will be paid to the designated beneficiary in January following the year of death. If payment of deferred amounts has already begun, the beneficiary will continue to receive payments in the same manner the employee had elected before his or her death.

Richard Handler Deferred Compensation Plan

We established an individual Deferred Compensation Plan for Mr. Handler while he was Head of the High Yield Division, before implementing our generally applicable Deferred Compensation Plan and prior to his becoming an executive officer. Amounts deferred under this individual plan reflect compensation paid to him as a department head for the High Yield Division and were based on the productivity of that division. The last deferrals into Mr. Handler’s individual Deferred Compensation Plan were in 1999 and 2000. With respect to amounts deferred through this plan, we may determine to terminate a portion of his deferred compensation arrangement in the event of a change in control and make a full distribution of the deferred amounts, to the extent permitted under Code Section 409A. The decision to terminate the deferral arrangement must be made by our Board of Directors prior to consummation of the transaction that constitutes a change in control. If a change in control had occurred on December 31, 2006 and the board had elected to make a full distribution, Mr. Handler would have received a payment of $38,452,000 in settlement of his individual Deferred Compensation Plan. This amount would be in addition to any unscheduled payout he is entitled to receive under our DCP as discussed above. Absent a change in control, Mr. Handler’s deferrals under this Plan generally will be settled upon his termination of employment, although settlement may be delayed for up to six months if subject to Code Section 409A.

High Yield Funds

During 2006, we managed certain high yield funds which invest on a pari passu basis in all trading and investment activities undertaken by Jefferies’ High Yield Division. Although we commonly refer to these vehicles as funds, they are registered with the Securities & Exchange Commission as broker-dealers. Two of the funds, the Jefferies Partners Opportunity Funds (the “JPOFs”), are principally capitalized with equity contributions from institutional and high net worth investors. The third fund, Jefferies Employees Opportunity Fund (“JEOF” and, with the JPOFs, the “High Yield Funds”), is principally capitalized with equity investments from our employees. Jefferies and certain executive officers or other employees have made direct cash investments in all three High Yield Funds on terms identical to other fund participants, and indirect investments under deferred compensation arrangements that track the financial returns of direct investments. As a result of their respective investments, the named executive officers had beneficial ownership of the following direct interests in the High Yield Funds as of December 31, 2006:

Direct High Yield Fund Interests

Brian Friedman	$1,149,667
Joseph A. Schenk	$447,093
Lloyd Feller	$127,741
Maxine Syrjamaki	$31,935

Investors in the High Yield Funds, including each of the executive officers and directors listed above, would have the right to redeem their investment should Mr. Handler cease actively managing the High Yield Funds. If an executive officer other than Mr. Handler is terminated, we anticipate that we would repurchase that person’s interest in the High Yield Funds, as has been our policy with other employees who have left the firm while holding interests in Jefferies Employees Opportunity Fund, at his or her current capital account balance. If one of the executive officers listed above had been terminated on December 31, 2006 and we offered to repurchase that person’s interest at his or her current capital balance, the cash payments would be as set forth above.

Mr. Handler’s investments in the High Yield Funds are in the form of deferred compensation arrangements which follow the performance of the High Yield Funds. As a result, a liquidation of the fund would not result in a cash payout to Mr. Handler unless the circumstances also resulted in a payout of his deferred compensation as described above.

Severance Policy

We have adopted a firm-wide severance policy that applies to employees, including our named executive officers, if they are laid off. It is not paid to employees who resign voluntarily or are terminated for cause. The amount of severance pay for which an employee is eligible depends on the employee’s job classification. Management employees are eligible for four weeks of severance for each year of service, up to a maximum of six months pay. If each of the named executive officers had been terminated on December 31, 2006, in addition to vacation pay for any unused portion of earned vacation time, they would have received the following amounts in severance pay:

Severance Policy Payments

Richard B. Handler	$500,000
Brian Friedman	$250,000
Joseph A. Schenk	$137,500
Lloyd H. Feller	$166,666
Maxine Syrjamaki	$80,750

The amounts the named executive officers would be paid under our severance policy are calculated in exactly the same way severance would be calculated for any of our other employees.

Garden Leave Policy

In late 2006, we instituted a firm-wide policy that requires employees with titles of Vice President or above, including our named executive officers, to provide notice of their intention to terminate employment. During this notice period, departing employees are entitled to receive their salary (but not any bonus), their fiduciary duties and other obligations as an employee will continue and they will be expected to cooperate in the transition of their responsibilities. This notice period is sometimes referred to as garden leave after a policy that has been long followed in the United Kingdom. Under our policy, the length of the notice period varies with the employee’s status. For each of the named executive officers, the notice period will be one hundred eighty (180) days. We will give a similar notice for terminations that are not for cause. The sum of those payments for each named executive officer, if that person had been terminated not for cause on December 31, 2006 and the policy had been in effect at the time, would have been as follows:

Garden Leave Policy Payments

Richard B. Handler	$500,000
Brian Friedman	$250,000
Joseph A. Schenk	$137,500
Lloyd H. Feller	$250,000
Maxine Syrjamaki	$80,750

The amounts the named executive officers would be paid under our garden leave policy are calculated in exactly the same way garden leave payments would be calculated for any of our other employees with the same status.

Insurance Benefits

We provide benefits to all our employees, including our named executive officers, that may result in payments to employees or their estates after their death, retirement or termination of employment. These benefits include our medical and dental plans, long term disability plan, life insurance and business travel insurance.

Our medical and dental plans provide that following the death or termination of an employee, the employee or his or her dependents may continue coverage in our medical and dental plans on a month to month basis for 18 to 36 months. To remain in the plans during this period, the person would be required to pay the same premium we had previously been paying for the coverage, plus a 2% charge for administrative expenses. Following retirement, a former employee may continue in the Jefferies medical plan at a retiree premium rate.

If an executive becomes permanently disabled, the individual will be entitled to participate in our Long-Term Disability insurance program. This program entitles a disabled employee to receive 60% of his or her aggregate earnings up to a maximum of $10,000 per month until reaching age 65 and in some cases, for a short period thereafter. Employees are entitled to continue this coverage after termination by completing appropriate documentation and paying premiums directly to the carrier.

We provide life insurance to our employees which would result in a payment to an employee’s designee upon death. Our basic insurance policy would cover each employee for the amount of his or her annual compensation up to $200,000 through age 65, and then 65% of the covered amount thereafter. Employees are also eligible to purchase additional coverage at our group rates. Retirees have a life insurance benefit of $10,000, and an employee diagnosed with a terminal illness is entitled to a 50% benefit at the point the illness is diagnosed. Employees who are terminated may elect to continue coverage after employment for both the basic coverage and any additional coverage they have purchased at their own expense.

We also provide business travel accident insurance to all our employees. The benefit would result in a payment of $250,000 in the event of an employee’s death as the result of an accident while traveling on our business.

Summary of Payments on Termination After a Change in Control

As described above, certain of our policies or agreements would result in payments to a named executive officer or enhancement of rights if the person is terminated without cause following a change in control, but we do not have any single-trigger policies or agreements that would entitle an executive to a payment or enhanced rights solely as a result of a change in control. The table below shows the estimated value of the enhancements to payments and rights a named executive officer would have been entitled to receive if the executive’s employment had been terminated on December 31, 2006. For purposes of valuing these amounts, we made the following assumptions:

•	If an executive has received a restricted stock unit, share of restricted stock or option which has fully vested and is non-forfeitable, or holds vested and deferred stock units that are similarly non-forfeitable, the executive would retain that interest following termination and we therefore do not view the retention of those interests as resulting in a payment or enhancement of rights on termination.

•	Shares of restricted stock or restricted stock units which immediately vest if the executive is terminated following a change in control are valued at $26.82 per share, the closing price of our common stock on December 29, 2006.

•	The value of restricted stock units that remain unvested and do not accelerate is not included in the totals below but will continue to vest according to their terms. For the purposes of the table below we have also assumed that the executive complies with any post-termination non-competition and similar obligations under the “continued vesting” provisions described above.

•	Amounts an employee has deferred through our DCP will continue to be deferred and therefore will not result in a payment upon termination in the table below.

•	We chose to redeem interests in our High Yield Funds for cash.

•	Each employee agreed to sign our standard settlement and release agreement as required under his or her restricted stock or restricted stock unit agreements.

•	No payment to a named executive officer would need to be reduced so that the executive and Jefferies would avoid adverse tax consequences under Code Sections 4999 and 280G. As discussed above, some of our stock awards contain a “cut-back” provision of this type. We have no obligation to any named executive officer to pay a “gross-up” to offset golden parachute excise taxes under Code Section 4999 or to reimburse the executive for related taxes.

•	Any withdrawals from an employee’s profit sharing plan or ESOP account, or the decision of an employee to transfer balances into another qualified account are entirely within the discretion of the employee, will not result in a payment by us, and are not included in the table below.

•	Except as otherwise indicated all amounts reflected in the table would be paid on a lump sum basis.

•	Amounts in the table include amounts arising under our generally applicable severance and garden leave policies and assume the named executive officers satisfied all applicable requirements for receiving payments under those policies.

Summary of Payments on Termination or Change in Control

			Involuntary
	Retirement or		Termination
	Voluntary		Following
	Termination by	Involuntary	a Change
	Employee	Termination	in Control

Richard B. Handler	$842,228	$1,342,228	$30,786,190	(1)
Brian Friedman	$1,399,667	$1,649,667	$19,426,473	(2)
Joseph A. Schenk	$584,593	$722,093	$1,340,133	(3)
Lloyd H. Feller	$377,742	$544,407	$1,539,782	(4)
Maxine Syrjamaki	$112,685	$193,435	$193,435	(5)

(1)	Consists of $342,228 in interests in our High Yield Funds which we would redeem; $29,443,962 in restricted stock units which would immediately become vested; $500,000 as a payment under our Severance Policy; and $500,000 in accumulated payments under our Garden Leave Policy.

(2)	Consists of $1,149,667 in interests in our High Yield Funds which we would redeem; $17,776,806 in restricted stock units which would immediately become vested; $250,000 as a payment under our Severance Policy; and $250,000 in accumulated payments under our Garden Leave Policy.

(3)	Consists of $447,093 in interests in our High Yield Funds which we would redeem; $618,040 in restricted stock units which would immediately become vested; $137,500 as a payment under our Severance Policy; and $137,500 in accumulated payments under our Garden Leave Policy.

(4)	Consists of $127,741 in interests in our High Yield Funds which we would redeem; $995,375 in restricted stock shares which would immediately become vested; $166,666 as a payment under our Severance Policy; and $250,000 in accumulated payments under our Garden Leave Policy.

(5)	Consists of $31,935 in interests in our High Yield Funds which we would redeem; $80,750 as a payment under our Severance Policy; and $80,750 in accumulated payments under our Garden Leave Policy.

Director Compensation

	Fees
	Earned or		Stock		All Other
	Paid in		Awards		Compensation
Name	Cash ($)		($)(1)		($)(2)	Total ($)
(a)	(b)		(c)		(g)	(h)

W. Patrick Campbell	$64,839		$72,778	(3)	—	$137,617
Richard G. Dooley	$56,250	(4)	$72,778	(5)	$2,500	$131,528
Robert E. Joyal	$48,750		$19,444	(6)	—	$68,194
Frank J. Macchiarola	$56,250	(4)	$72,778	(7)	$3,000	$132,028
Michael T. O’Kane	$36,250	(8)	$19,444	(9)	$3,000	$58,694

(1)	Amounts reflect the dollar amount recognized for financial statement reporting purposes with respect to each director for 2006 in accordance with FAS 123R including expense from stock awards granted in earlier years but which remained unvested in all or part of 2006. The compensation amounts were not discounted for estimated forfeitures related to the service-based vesting condition. For a discussion of the assumptions made in the valuation of shares reported in the “Stock Awards” column above, see the “Stock Based Compensation” heading in footnote 23 to the Notes to our Consolidated Financial Statements as reported in our Annual Report on Form 10-K.

(2)	Amounts shown in the All Other Compensation column are the amounts we contributed in 2006 to charities designated by the named persons as part of our Charitable Gifts Matching Program described below.

(3)	At December 31, 2006, Mr. Campbell had the following stock awards outstanding: 7,999 shares of unvested restricted stock, 28,692 vested and deferred shares, and 56,568 vested stock options.

(4)	Amounts were credited as deferred shares under our DSCP.

(5)	At December 31, 2006, Mr. Dooley had the following stock awards outstanding: 2,918 shares of unvested restricted stock, 5,081 unvested restricted stock units, 138,136 vested and deferred shares and 59,716 vested options.

(6)	At December 31, 2006, Mr. Joyal had the following stock awards outstanding: 3,395 unvested restricted stock units, and 45 vested and deferred shares.

(7)	At December 31, 2006, Mr. Macchiarola had the following stock awards outstanding: 4,604 shares of unvested restricted stock, 3,395 unvested restricted stock units, 88,803 vested and deferred shares, and 98,868 vested stock options.

(8)	Includes $18,125 which was credited as deferred shares under our DSCP.

(9)	At December 31, 2006, Mr. O’Kane had the following stock awards outstanding: 3,395 unvested restricted stock units, and 662 vested and deferred shares.

Each member of the Board of Directors of Jefferies Group, Inc. who is also a non-employee is entitled to receive the following compensation under the terms of policies approved by the Board from time to time and the terms of the Jefferies Group, Inc. 1999 Directors’ Stock Compensation Plan:

•	an annual retainer of $50,000;

•	an annual grant of $100,000 in our restricted common stock or restricted stock units;

•	an annual retainer of $7,500 for each committee membership;

•	an annual retainer of $20,000 to the Chairman of the Audit Committee; and

•	an annual retainer of $10,000 to the Chairman of the Compensation Committee and the Chairman of the Governance and Nominating Committee.

Annual retainers are paid quarterly in equal installments. Under our 1999 Directors’ Stock Compensation Plan (the “DSCP”), each non-employee Director may elect to receive annual retainer fees in the form of cash, deferred shares or deferred cash. If deferred cash is elected, the Director’s account is credited with interest on deferred cash at the prime interest rate in effect at the date of each annual meeting of shareholders. If deferred shares are elected, the Director’s account is credited with the number of deferred shares having a market value equal to the deferred fees and, when dividends are declared and paid on our common stock, with dividend equivalents on deferred shares which are then deemed reinvested as additional deferred shares.

Directors who are also our employees are not paid directors’ fees and are not granted restricted stock for serving as directors.

We offer a program to all employees to encourage charitable giving, and each director is also permitted to participate in our Charitable Gifts Matching Program. Under the program, we will match 50% of allowable charitable contributions made by an employee or director, up to a maximum matching contribution of $3,000 per person per year. Previously, our directors have also been given the opportunity to participate in certain company investments or investment funds on the same basis as our other employees.

The children of directors may also participate (along with the children of all our employees) in the Jefferies Family Scholarship program which provides scholarship awards for secondary and post-secondary education based on factors such as financial need, academic merit and personal statements. The grants are made by an independent scholarship committee, none of whose members are affiliated with us.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding Common Stock, to file with the SEC, by a specified date, initial reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock and other equity securities on Forms 3, 4 and 5. Directors, executive officers, and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, or the Securities Exchange Act of 1934, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report Of The Compensation Committee and Report Of The Audit Committee shall not be incorporated by reference into any such filings.

* * *

Report Of The Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, and specifically the compensation of our Chief Executive Officer, the Chairman of our Executive Committee and the other named executive officers listed in the Compensation Discussion and Analysis above. Based on our review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee of the Board of Directors, the members of which in 2006 were Messrs. Campbell, Dooley, Joyal, Macchiarola and O’Kane, has furnished this report.

Richard G. Dooley, Chairman, W. Patrick Campbell, Robert E. Joyal
Frank J. Macchiarola and Michael T. O’Kane

* * *

Report Of The Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements with management to ensure that the financial statements were prepared in accordance with generally accepted accounting principles and accurately reflect our financial position. The Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, and has received written disclosures and a required letter from the independent registered public accounting firm regarding their independence. Based upon its discussions with management, review of the independent auditor’s letter, discussions with the independent registered public accounting firm and other appropriate investigation, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K. The Audit Committee has reviewed the non-audit fees described below and has concluded that the amount and nature of those fees is compatible with maintaining the independent registered public accounting firm’s independence.

The foregoing report has been furnished by:

W. Patrick Campbell, Chairman, Richard G. Dooley, Robert E. Joyal
Frank J. Macchiarola and Michael T. O’Kane

* * *

Information Regarding Auditors’ Fees

We paid KPMG, our registered public accounting firm, the following fees for services rendered during 2005 and 2006:

Audit Fees — Our registered public accounting firm has billed us for audit fees in an aggregate amount of $4,417,851 for 2006 and $3,642,861 for 2005. These amounts include fees for professional services rendered as our principal accountant for the audit of our consolidated financial statements, review of financial statements included in our Form 10-Q filings, the audit of various affiliates and investment funds managed by Jefferies or its affiliates, the audit of management’s assessment that our internal controls and procedures are effective, the audit of various investment funds managed by Jefferies, the attestation required by Section 404 of Sarbanes-Oxley and for other services that are normally provided in connection with statutory and regulatory filings or engagements. Through service agreements, management arrangements or other reimbursement policies, certain of these unconsolidated funds or other entities have reimbursed us for an aggregate of $658,250 of the audit fees described above. The Audit Committee preapproves all auditing services and permitted non-audit services to be performed for us by our independent registered public accounting firm, subject to certain small exceptions for non-audit services, which are approved by the Audit Committee prior to the completion of the audit. In 2006, the Audit Committee preapproved all auditing services performed for us by the independent registered public accounting firm.

Audit-Related Fees — Our independent registered public accounting firm has billed us for audit-related fees in an aggregate amount of $481,408 for 2006, and $573,353 for 2005. These amounts include fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above. Through service agreements, management arrangements or other reimbursement policies, certain unconsolidated funds or other entities have reimbursed us for an aggregate of $60,000 of the audit-related fees described above. Specifically, the services provided included the audit of our employee benefit plans, accounting questions regarding various issues including compensation, benefits, stock compensation, compliance issues regarding funds managed by Jefferies Asset Management and performing agreed upon procedures related to specific matters at our request.

Tax Fees — Our independent registered public accounting firm has billed us for tax fees in an aggregate amount of $504,793 for 2006, and $383,663 for 2005. These amounts include fees for tax compliance, tax advice and tax planning.

All Other Fees — Our independent registered public accounting firm billed us an aggregate amount of $91,281 for other services that did not fall within the above categories during 2006, and did not bill us for any services during 2005 that did not fall within the above categories.

Transactions with Related Persons

Regular Margin Accounts

Through Jefferies, our wholly owned broker-dealer subsidiary, we have extended credit to Mr. Handler, Mr. Schenk and Ms. Syrjamaki in margin accounts in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. We believe the foregoing transactions were on terms no less favorable to us than could have been obtained from unaffiliated parties.

Jefferies High Yield Funds

Through March 31, 2007, our executive officers and directors were permitted to make direct and indirect investments in certain high yield funds we managed on the same basis as we had given our other employees and investors. Although we commonly referred to these vehicles as funds, they were registered with the Securities & Exchange Commission as broker-dealers. These funds were managed by Jefferies and invested on a pari passu basis in all trading and investment activities undertaken by Jefferies’ High Yield Division. Two of the funds, the Jefferies Partners Opportunity Funds (the “JPOFs”), were principally capitalized with equity contributions from institutional and high net worth investors. The third fund, Jefferies Employees Opportunity Fund (“JEOF” and, with the JPOFs, the “High Yield Funds”), is principally capitalized with equity investments from our employees. Jefferies and certain executive officers or other employees had direct investments in all three High Yield Funds on terms identical to other fund participants, and indirect investments under deferred compensation arrangements that track the financial returns of direct investments. As a result of their respective investments, as of March 31, 2007, Mr. Handler, Chairman of the Board, Chief Executive Officer and a nominee, had an aggregate interest of 2.92% in the total members’ equity in the High Yield Funds; Mr. Friedman, one of our directors, Chairman of the Executive Committee and a nominee, had an aggregate interest through a family partnership he controls of 0.26% in such total members’ equity; Mr. Schenk, Executive Vice President and Chief Financial Officer, had an aggregate interest of 0.10% in such total member’s equity; Ms. Syrjamaki, our Controller, had an aggregate interest of .01% in such total members’ equity; Mr. Feller, Secretary, General Counsel and Executive Vice President, had an aggregate interest of .03% in such total members’ equity; and Mr. Campbell, one of our directors and a nominee, had an aggregate interest of .02% in such total members’ equity. The High Yield Division and each of the High Yield Funds shared gains or losses on all trading and investment activities of the High Yield Division on the basis of a pre-established sharing arrangement related to the amount of capital each had available for such transactions. We modified the sharing arrangement from time to time to reflect changes in the respective amounts of available capital. As of December 31, 2006, the High Yield Funds were being allocated an aggregate of 59% of such gains and losses. The High Yield Funds also reimbursed Jefferies for their share of allocable trading expenses. At year end 2006, the High Yield Division had in excess of $1.01 billion of combined pari passu capital available from the High Yield Funds (including unfunded commitments and availability under the High Yield Funds’ revolving credit facility) and Jefferies for use in the High Yield Division’s investment and trading strategy. The High Yield Funds had a revolving credit facility that was collateralized by their investments which was non-recourse to us. Jefferies received a management fee from the JPOFs in an amount equal to 1% per annum of the market value of their investments and was entitled to a profit participation of 20% of all distributions once investors received a specified threshold return. JEOF paid Jefferies a management fee of 3% per annum and there was no profit participation. Mr. Handler actively managed the High Yield Funds but did not receive any additional compensation from the High Yield Funds or as a direct result of his management of the High Yield Funds. Investors in the High Yield Funds had the right to redeem their investment should Mr. Handler cease actively managing the High Yield Funds.

On April 2, 2006, we closed the transaction we announced on February 28, 2007, pursuant to which we expanded and restructured the operation of the High Yield Funds and transferred our high yield secondary market business to Jefferies High Yield Trading, LLC (“Jefferies High Yield Trading”). We now own an interest, together with Leucadia National Corporation (“Leucadia”), in a new holding company called Jefferies High Yield Holdings, LLC (“Holdings”) which owns Jefferies High Yield Trading. In exchange for Jefferies transferring its high yield secondary market trading business to Jefferies High Yield Trading, Jefferies received securities entitling it to an additional 20% of the profits, and will provide services to Jefferies High Yield Trading for a fee equal to 1.5% of contributed capital. Jefferies will receive a placement fee of 0.25% for the equity capital raised. Jefferies expects that it will receive a management fee of 0.50%, in addition to the 1.5% fee for services described above, for a total fee of 2%, from the third party investors. Jefferies High Yield Trading will be overseen by Richard Handler and the same long-standing team that is currently responsible for this type of trading for Jefferies and the High Yield Funds.

On March 28, 2007, we began soliciting the consent of all the existing members of JEOF to a transaction whereby JEOF would be reorganized and renamed to become Jefferies Employees Special Opportunity Partners, LLC (“JESOP”). Like all other current investors in JEOF, each of our directors and executive officers who have interests in JEOF will have an opportunity to either consent to the transaction and receive interests in JESOP, or to receive cash and withdraw. Executive officers who held interests in the High Yield Funds through deferred compensation arrangements have been given the opportunity to redesignate those funds into JESOP on the same basis as JEOF investors who elect to become JESOP investors.

Private Equity Funds

In addition to the High Yield Funds, we have invested in two private equity funds managed by companies controlled in part by Mr. Friedman, one of our directors, Chairman of the Executive Committee and a nominee, and have acquired interests in the profit participation earned by one of those management companies, and another company that manages a third private equity fund and is controlled in part by Mr. Friedman. These three management companies (the “Fund Managers”) serve as the managers of the three private equity funds (the “Private Equity Funds”) and have varying profit participations and other interests in those funds. Mr. Friedman founded the business of the Fund Managers before he became associated with us. Mr. Friedman has a substantial economic interest in the Fund Managers and, directly and indirectly, in the results of the Private Equity Funds. As of December 31, 2006, we had committed an aggregate of approximately $64.2 million to two of these funds, and had funded approximately $7.8 million of these commitments. Through mid-2006, we guaranteed $4 million in obligations of one of the funds, and we continue to guarantee the obligations of another fund which may arise under a $20 million credit facility provided by a third party. We have also guaranteed a $36 million bank loan issued to a Jefferies employee fund related to Fund IV discussed below. As a result of those investments, commitments and profit participations, for the period from January 1, 2006 through December 31, 2006, we have received distributions of approximately $900,000, received profit participations from the Fund Managers in the amount of $5 million, and are entitled to receive an additional $3.5 million in additional profit participation payments, subject to an escrow pending final return of capital to the partners. Included in the $1.25 billion in total members equity invested in funds over which Mr. Friedman has a direct ability to manage are individual investments of certain of our named executive officers. As a result of their direct or indirect individual investments, as of December 31, 2006, Mr. Handler, had an aggregate interest of .12% in the total members’ equity in such funds, Mr. Friedman, had an aggregate interest of 2.17% in such total members’ equity and Mr. Schenk, had an aggregate interest of .01% in such total member’s equity. Through our subsidiaries, we have performed investment banking and other services for companies in which the Private Equity Funds have invested. In some cases, the Private Equity Funds control those companies in which they have invested. From January 1, 2006, through December 31, 2006, we received $690,000 in fee income for investment banking and other services performed for companies in which the Private Equity Funds and other funds overseen by Mr. Friedman have investments.

We employ and provide office space for all the Fund Managers’ employees under an arrangement we entered into with Mr. Friedman and Jefferies Capital Partners in 2005 and previously under an agreement entered into in 2001. Jefferies Capital Partners reimburses us on an annual basis for our direct employee costs, office space costs and other direct costs, as well as an agreed-upon estimate of indirect costs. In 2006, we billed and received approximately $5.6 million in cash for such expenses.

Jefferies Capital Partners IV L.P., together with its related parallel funds (“Fund IV”), is one of the Private Equity Funds managed by the Fund Managers. On July 18, 2005, we entered into an agreement to purchase a 49%

interest in the manager of Fund IV and an amount, not less than 20% and not more than the percentage allocated to Mr. Friedman, of the profit participation attributed to Fund IV. In addition, we also acquired the right to receive similar interests from future private equity funds overseen by Mr. Friedman, subject to certain conditions including our commitment of capital to those future funds. We have mutually agreed with Mr. Friedman that, subject to certain permitted investments, neither party will sponsor or become a lead investor in any fund with substantially similar objectives to Fund IV or any future funds, or make any investment in a transaction meeting Fund IV or such future fund’s investment criteria. In exchange for those interests and future rights, we agreed to issue Mr. Friedman an aggregate of between 640,000 and 1,040,000 shares of our common stock (after adjusting for our 2-for-1 stock split effected as a stock dividend on May 15, 2006). The actual number of shares of common stock to be issued was based on the amount of capital committed as of the final closing of Fund IV, which occurred in May 2006. At the final closing of Fund IV, the $600 million committed to Fund IV, including $37.8 million committed by Messrs. Friedman and Luikart and their affiliated entities, entitled Mr. Friedman to receive 1,040,000 shares of our common stock, the maximum potential number of shares he could receive under the agreement. For 2006, the amount of management fees paid to us by Fund IV for providing management services was $1.65 million, and is included in the $5.6 million in aggregate fees and distributions received from all the Private Equity Funds as described above. Through his interest in the manager of Fund IV, Mr. Friedman has an interest in the fees we paid to the fund manager and in fees paid with respect to investments we guarantee. As of December 31, 2006, we have committed $54.2 million in equity to Fund IV, a parallel Jefferies employee fund had committed $60 million (of which we committed $3.7 million which is included in the $54.2 million described above), including leverage of $45 million, and we had guaranteed $36 million of this leverage. The fund manager received an aggregate of $932,300 in management fees in 2006 in respect of these commitments. Until the final closing of the acquisition of our 49% interest in the manager of Fund IV described above, Mr. Friedman is entitled to receive two-thirds of the net profits of this fund manager. The aggregate capital commitments of Messrs. Friedman and Luikart, their affiliates, the employee parallel fund and us were included in determining the aggregate committed capital of Fund IV at its closing, and in determining the number of shares of our common stock to be issued to Mr. Friedman. The Share and Membership Interest Purchase Agreement reflecting this transaction was attached to our Form 8-K filed July 21, 2005.

On November 27, 2006, we entered into another transaction with the manager of Fund IV in which we purchased an additional portion of its remaining limited partnership interests in Fund IV, and agreed to assume certain of its capital commitments. We paid the Fund IV manager $3,240,449 in respect of its previously funded capital commitment which was valued at cost, and assumed $15,759,551 of its remaining capital commitment to Fund IV. The transaction, including the payment to the manager of Fund IV, was reviewed and approved by the independent members of our Board of Directors, and was negotiated on our behalf by Richard Handler, a member of our Board of Directors and our Chief Executive Officer. The Assignment and Assumption Agreement reflecting this transaction was attached to our Form 8-K filed December 1, 2006.

Jefferies Asset Management Fund Managed by Michael Handler

Michael Handler, brother of our Chief Executive Officer, continues to manage a private investment fund on behalf of Jefferies Asset Management, one of our subsidiaries. As of March 1, 2007, Jefferies had invested $34,048,431 in the fund, and each of the following named executive officers had invested in the fund as follows: Richard Handler $11,796,987; Brian Friedman $3,485,129; Joseph Schenk $117,181; and Michael Handler $9,213,719. Interests of Richard and Michael Handler in the fund include direct investments and indirect investments through our deferred compensation plans. Pursuant to his employment agreement, Michael Handler received an annual salary of $200,000. In addition, pursuant to his employment agreement, Michael Handler and his portfolio management team participate in a bonus pool based upon an agreed percentage of the management, administration and incentive fees received by Jefferies Asset Management from the fund, including the Jefferies investment. The distribution of the bonus pool among the fund’s portfolio management team is based upon the recommendation of Michael Handler for so long as Michael Handler remains employed as a portfolio manager of the fund and is subject to the prior approval of senior management of Jefferies Asset Management. Michael Handler’s share of this bonus pool with respect to 2006 performance was paid partially through the issuance of 48,714 RSUs, priced as of the date of grant on January 17, 2006, and partially through a right to receive $1,101,471 in cash which he elected to defer through our DCP into a deemed investment of $101,471 in the fund he manages and the balance into shares of our common stock. Michael Handler’s relationship with Jefferies, his employment contract, which was based on the recommendation of the management of Jefferies Asset Management, and the compensation structure for the members of his group were reviewed and approved by the Governance and Nominating Committee of the Board of Directors. In reviewing Michael Handler’s contract, the Corporate Governance and Nominating Committee took into consideration management’s statements that the contract was the result of an arm’s length negotiation and that the contract was comparable to a contract that Jefferies Asset Management would enter into with an unrelated person having the same background and skills as Michael Handler. The Chief Executive Officer has recused himself from all direct or indirect supervision of the fund or Michael Handler’s activities. Jefferies Asset Management is responsible for the supervision of Michael Handler’s activities and has put in place a supervisory structure designed to provide reasonable assurances that any conflicts of interest created by the relationship between Richard and Michael Handler will be appropriately addressed. In addition to the regular review of the fund’s activities by the compliance group at Jefferies Asset Management, KPMG, our independent auditors, have audited the fund’s 2006 year end financial statements. In addition, as part of its ongoing risk based audit program, Internal Audit periodically reviews the activities of the asset management business.

Director of Marketing

We also continue to employ Thomas E. Tarrant, the brother-in-law of our Chief Executive Officer, as the Director of Marketing since 1997. For his services during 2006 he was paid $369,974 in a combination of cash and restricted stock.

Review, Approval or Ratification of Related Person Transactions

We have adopted a written Code of Ethics which is available both on our public website and on our corporate intranet. The Code of Ethics governs the behavior of all our employees, officers and directors, including our named executive officers. Our Code of Ethics provides that no employee shall engage in any transaction involving the Company if the employee or a member of his or her immediate family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through the employee’s normal compensation), unless the transaction or potential benefit and the interest have been disclosed to and approved by the Company.

If one of our executive officers has the opportunity to invest or otherwise participate in such a transaction, our policy requires that the executive prepare a memorandum describing the proposed transaction. The memo must be submitted to the Global Head of Compliance or the General Counsel or his designee, and a copy of the memorandum will be provided to the Chairman of the Corporate Governance and Nominating Committee of the Board of Directors, or any other member designated by the Committee, for consideration and action by that committee. After consideration of the matter, the Corporate Governance and Nominating Committee will provide written notice to the executive of the action taken.

Our Code of Ethics has been adopted by the Board of Directors and any exceptions to the policies set forth therein must be requested in writing addressed to the Corporate Governance and Nominating Committee of the Board of Directors. If an executive officer requests an exception, the request must be delivered to the General Counsel and no exceptions shall be effective unless approved by the Corporate Governance and Nominating Committee.

Annual Report And Independent Auditors

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, accompanies this Proxy Statement, but is not deemed a part of the proxy soliciting material.

KPMG LLP served as our independent registered public accounting firm for the year ended December 31, 2006. The appointment of independent registered public accounting firm is approved annually by the Audit Committee and is based, in part, on the recommendations of the Audit Committee. In making its recommendations, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year as well as the qualifications and independence of the audit firm. Shareholder approval is not sought in connection with this selection. The Audit Committee has recommended inclusion of the audited financial statements in the Annual Report on Form 10-K.

A representative of KPMG LLP, the independent registered public accounting firm who examined our consolidated financial statements for 2006, is expected to be present at the meeting to respond to appropriate questions of shareholders and will have the opportunity to make a statement if he so desires.

Other Matters

Management has received no shareholder proposal as of applicable deadlines specified under SEC rules, and otherwise does not know of any other matters to come before the Annual Meeting. However, if any additional matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment on such matters.

Shareholder Proposals

Shareholder proposals for inclusion in the proxy material relating to our 2008 Annual Meeting of Shareholders should be sent to our principal executive offices at 520 Madison Avenue, 12th Floor, New York, New York, 10022. To be considered timely under federal securities laws, any proposals must be received no later than December 10, 2007, to be included in next year’s proxy statement and proxy card, and no later than March 22, 2008, if to be presented at the meeting but not included in the proxy statement or proxy card. Though we will consider all proposals, we are not required to include any shareholder proposal in our proxy materials relating to next year’s annual meeting unless it meets all of the requirements for inclusion established by the SEC and our By-Laws.

For the Board of Directors,

Lloyd H. Feller, Secretary

April 10, 2007

ANNUAL MEETING OF SHAREHOLDERS OF
JEFFERIES GROUP, INC.
May 21, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê  Please detach along perforated line and mail in the envelope provided.  ê

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. Election of Directors.
		NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡ ¡ ¡ ¡ ¡ ¡	Richard B. Handler Brian P. Friedman W. Patrick Campbell Richard G. Dooley Robert E. Joyal Frank J. Macchiarola Michael T. O’Kane		2.	In their discretion, upon such other business as may properly come before the meeting, or at any adjournment thereof.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES				TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.
☐	FOR ALL EXCEPT (see instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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2006 was another year of significant progress for Jefferies. We are proud to have delivered our seventh consecutive year of record results, with net revenues, earnings and earnings per share up an average of nearly 25 percent. During the year we effected a substantial expansion and significant improvements in our sales and trading platforms, continued the building of a major investment bank focused primarily on growing companies, expanded the breadth and scale of our asset management activities and made considerable striders in establishing ourselves as a truly global, full service firm.
We remain steadfast in our strategy of driving the growth, diversification and value of Jefferies through our expanding team of talented individuals, and our ability to serve growing companies and their investors in the US and around the globe. We can say with pride and confidence that we enter 2007 with every business at Jefferies focused on executing defined growth and profitability initiatives.
We will work as hard as ever in the hopes of maintaining our momentum. We believe our firm’s opportunity and potential remain vast, and we thank all of our constituents for their continued support.

Richard B. Handler	Brian P. Friedman
Chairman and CEO	Chairman of the Executive Committee

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PROXY
JEFFERIES GROUP, INC.
Proxy for the Annual Meeting of Shareholders May 21, 2007
Solicited on Behalf of the Board of Directors of the Company
The undersigned holder(s) of common shares of JEFFERIES GROUP, INC., a Delaware corporation (the “Company”), hereby appoints Richard B. Handler and Brian P. Friedman, and each of them, attorneys of the undersigned, with power of substitution, to vote all shares of the common shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Monday, May 21, 2007, at 9:30 a.m. local time, and at any adjournment thereof, as directed on the reverse hereof, hereby revoking all prior proxies granted by the undersigned.
(Continued and to be signed on the reverse side)

COMMENTS:

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ANNUAL MEETING OF STOCKHOLDERS OF
JEFFERIES GROUP, INC.
May 21, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
-OR-
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
-OR-
INTERNET - Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 p.m. Eastern Time the day before the date of the Annual Meeting date.
ê  Please detach along perforated line and mail in the envelope provided. IF you are not voting via telephone or the internet.  ê

■	20700000000000000000 1					052107
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. Election of Directors.
		NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡ ¡ ¡ ¡ ¡ ¡	Richard B. Handler Brian P. Friedman W. Patrick Campbell Richard G. Dooley Robert E. Joyal Frank J. Macchiarola Michael T. O’Kane		2.	In their discretion, upon such other business as may properly come before the meeting, or at any adjournment thereof.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES				TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.
☐	FOR ALL EXCEPT (see instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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